Exhibit 2.1

Execution Copy

Strictly Confidential

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

DIODES INCORPORATED

PSI MERGER SUB, INC.

AND

PERICOM SEMICONDUCTOR CORPORATION

Dated as of September 2, 2015

3.10	Title to Properties	19

3.11	Intellectual Property	20

3.12	Taxes	20

3.13	Employment Matters	23

3.14	Related Party Transactions	26

3.15	Insurance	26

3.16	Material Contracts	26

3.17	Compliance with Applicable Laws	27

3.18	Foreign Corrupt Practices	27

3.19	Money Laundering Laws	28

3.20	Brokers; Schedule of Fees and Expenses	28

3.21	Business Relationships	28

3.22	OFAC	28

3.23	Additional PRC Representations and Warranties	28

3.24	Environmental Matters	29

3.25	Conflict Minerals	30

3.26	Information Supplied	30

3.27	Opinion of Financial Advisor	30

ARTICLE IV Representations and Warranties of Parent and Merger Sub		30

4.1	Organization and Good Standing	31

4.2	Corporate Authority and Approval	31

4.3	Non-Contravention	31

4.4	Government Approvals	31

4.5	Litigation	32

4.6	Information Supplied	32

4.7	Credit Agreement	32

4.8	Ownership of Company Common Stock	33

4.9	Management Arrangements	33

4.10	WARN Act	33

4.11	Brokers	33

4.12	Operations of Merger Sub	33

ARTICLE V Covenants of the Parties		34

5.1	Conduct of Business of the Company	34

5.2	Access to Information; Confidentiality	36

5.3	Insurance	37

5.4	Fulfillment of Conditions	37

5.5	Disclosure of Certain Matters	37

5.6	Regulatory and Other Authorizations; Notices and Consents	37

5.7	No Solicitation	39

5.8	Preparation of the Proxy Statement	43

5.9	Company Shareholder Meeting.	44

5.10	Disposition of Company Equity Awards	45

ARTICLE VI Additional Covenants of Parent		46

6.1	Fulfillment of Conditions	46

6.2	Regulatory and Other Authorizations; Notices and Consents	46

6.3	Directors’ and Officers’ Indemnification and Insurance	46

6.4	Employee Benefit Matters	48

ARTICLE VII Additional Agreements and Covenants		49

7.1	Confidentiality	49

7.2	Public Announcements	49

ARTICLE VIII Conditions to Closing		50

8.1	Mutual Conditions Precedent	50

8.2	Company’s Conditions Precedent	50

8.3	Parent’s Conditions Precedent	51

ARTICLE IX Termination, Amendment and Waiver		51

9.1	Termination by Mutual Consent	51

9.2	Termination by either Parent or the Company	51

9.3	Termination By Parent	52

9.4	Termination by the Company	52

9.5	Notice of Termination; Effect of Termination	53

9.6	Fees and Expenses Following Termination	53

9.7	Amendment	55

9.8	Extension; Waiver	55

ARTICLE X Miscellaneous		55

10.1	Non-Survival and Representations and Warranties	55

10.2	Disclosure Schedule References	55

10.3	Notices	56

10.4	Interpretation	57

10.5	Severability	58

10.6	Entire Agreement; Third Party Beneficiaries	58

10.7	Counterparts; Facsimile Execution	58

10.8	Governing Law; Jurisdiction	59

10.9	Specific Performance	59

10.10	Assignment	60

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of September 2, 2015 (this “Agreement”), by and among DIODES INCORPORATED, a corporation incorporated in the State of Delaware (“Parent”), PSI Merger Sub, Inc., a corporation incorporated in the State of California (“Merger Sub”), and PERICOM SEMICONDUCTOR CORPORATION, a corporation incorporated in the State of California (the “Company”). Each of the parties to this Agreement is individually referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used herein that are not otherwise defined herein shall have the meanings ascribed to them in Annex A hereto.

BACKGROUND

RECITALS

WHEREAS, the Parties intend to effect a merger (the “Merger”) in which Merger Sub will be merged with and into the Company, with the Company surviving the Merger on the terms and subject to the conditions set forth herein;

WHEREAS, each outstanding share of common stock, without par value, of the Company (the “Company Common Stock” or “Company Shares”) issued and outstanding immediately prior to the Effective Time will be automatically converted into the right to receive the Merger Consideration upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of California, together with all amendments and additions thereto (“California Law”) (other than Company Shares to be cancelled in accordance with Section 2.1(b) and Dissenting Shares);

WHEREAS, the Board of Directors of the Company has unanimously (a) determined that it is in the best interests of the Company and its shareholders, and declared it advisable, to enter into this Agreement with Parent and Merger Sub, (b) approved the execution and delivery of this Agreement, and (c) resolved, subject to the terms and conditions set forth in this Agreement, to recommend the approval of this Agreement by the shareholders of the Company;

WHEREAS, the respective Boards of Directors of Parent and Merger Sub have unanimously (a) determined that it is in the best interests of each such Party and its stockholders or shareholders, and declared it advisable, to enter into this Agreement with the Company, and (b) approved the execution, delivery and performance of this Agreement and the consummation of the Transactions contemplated hereby, including the Merger;

WHEREAS, Parent intends to enter into Voting Agreements with the directors and executive officers of the Company pursuant to which such shareholders, on the terms and subject to the conditions set forth herein, have agreed to vote or cause to be voted all of the Company Shares beneficially owned by such shareholders for the approval of the Merger and this Agreement; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the Transactions and also to prescribe certain conditions to the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

The Merger

1.1 The Merger. On the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with California Law, at the Effective Time, Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub will cease, with the Company continuing as the surviving corporation (the Company, as the surviving corporation in the Merger, sometimes being referred to herein as the “Surviving Corporation”), such that immediately following the Merger, the Surviving Corporation will be a wholly owned subsidiary of Parent. The Merger shall have the effect provided in this Agreement and as specified in the California Law.

1.2 Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., California time, as soon as practicable (and, in any event, within two (2) Business Days) after satisfaction or, to the extent permitted hereunder, waiver of all conditions set forth in ARTICLE VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions), unless this Agreement has been terminated pursuant to ARTICLE IX hereof or unless another time or date is agreed to in writing by the Parties hereto. The Closing shall be held at the offices of Sheppard Mullin Richter & Hampton LLP, 379 Lytton Avenue, Palo Alto, California 94301, unless another place is agreed to in writing by the Parties hereto, and the actual date of the Closing is hereinafter referred to as the “Closing Date.”

1.3 Effective Time. On the Closing Date, the Parties shall (a) cause an agreement of merger satisfying the applicable requirements of the California Law and otherwise in substantially the form attached hereto as Exhibit A, but subject to any changes as may be required by the Secretary of State of the State of California and agreed to by Parent and the Company (the “Agreement of Merger”) to be duly executed by the Company and Merger Sub and filed with the Secretary of State of the State of California as soon as practicable on the Closing Date, together with the officer’s certificate required by the California Law, and (b) make any other filings, recordings or publications required to be made by the Company or Merger Sub under the California Law in connection with the Merger. The Merger shall become effective at such time as the Agreement of Merger is duly filed and accepted by the Secretary of State of the State of California or on such later date and time as shall be agreed to by the Company and Parent and specified in the Agreement of Merger (such date and time being hereinafter referred to as the “Effective Time”).

1.4 Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the California Law. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

1.5 Governing Documents. The Company Articles shall, by virtue of the Merger, be amended and restated so as to read in its entirety in the form attached hereto as Exhibit B and, as so amended and restated, shall be the articles of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law. The Company Bylaws shall, by virtue of the Merger, be amended and restated to conform to the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, and as such shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

1.6 Directors and Officers of the Surviving Corporation. The Parties shall take all actions necessary so that (a) the directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation, and (b) the officers of Merger Sub at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation.

ARTICLE II

Effect of Merger on Company Securities

2.1 Effect on Capital Stock.

(a) Merger Consideration. At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or holders of any securities of the Parties, subject to Section 2.1(d), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding Company Shares to be cancelled in accordance with Section 2.1(b) and any Dissenting Shares) shall be automatically converted into the right to receive $17.00 in cash, without interest (the “Merger Consideration”). From and after the Effective Time, all such Company Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each applicable holder of such Company Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such Company Shares in accordance with Section 2.2.

(b) Cancellation of Company Common Stock. At the Effective Time, all Company Shares owned by the Company, Parent, Merger Sub or by any of their respective direct or indirect wholly owned Subsidiaries shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Treatment of Merger Sub Common Stock. At the Effective Time, each issued and outstanding share of common stock, without par value per share, of Merger Sub shall be automatically converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

(d) Adjustment to Merger Consideration. The Merger Consideration shall be adjusted appropriately, without duplication, to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the shares of Company Common Stock outstanding after the date hereof and prior to the Effective Time so as to provide Parent and the holder of Company Shares the same economic effect as contemplated by this Agreement prior to such event; provided, however, that nothing in this Section 2.1(d) shall be construed to permit the Company or any of its Subsidiaries to take any action with respect to its securities that is prohibited by the terms of this Agreement.

2.2 Payment for Securities; Surrender of Certificates

(a) Paying Agent Fund. Prior to the Effective Time, Parent or Merger Sub shall designate a bank or trust company reasonably acceptable to the Company to act as the paying agent in connection with the Merger (the “Paying Agent”). The Paying Agent shall also act as the agent for the Company’s shareholders for the purpose of receiving and holding their Certificates and Book-Entry Shares and shall obtain no rights or interests in the shares represented thereby. At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent cash in immediately available funds in an amount sufficient to pay the aggregate Merger Consideration payable to all holders of Company Common Stock (including Company Common Stock to be issued prior to the Effective Time in accordance with Section 2.4) (such cash amount, the “Paying Agent Fund”), in each case, for the sole benefit of the holders of shares of Company Common Stock. In the event the Paying Agent Fund shall be insufficient to pay the aggregate Merger Consideration, Parent shall, or shall cause Merger Sub to, promptly deposit additional funds with the Paying Agent in an amount which is equal to the deficiency in the amount required to make such payment. Parent shall cause the Paying Agent to make, and the Paying Agent shall make, delivery of the Merger Consideration, out of the Paying Agent Fund in accordance with this Agreement.

(b) Procedures for Surrender. Promptly after the Effective Time (and in any event, within three (3) Business Days thereafter), Parent shall, and shall cause the Surviving Corporation to, cause the Paying Agent to mail (and make available for collection by hand) to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Company Shares (the “Certificates”) or non-certificated Company Shares represented by book-entry (“Book-Entry Shares”) and whose Company Shares were converted pursuant to Section 2.1 into the right to receive the Merger Consideration (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof) to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify and (ii) instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares in exchange for payment of the Merger Consideration payable in respect of such Company Shares pursuant to Section 2.1. Upon surrender of a Certificate (or an affidavit of loss in lieu thereof) or Book-Entry Share for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent or the Surviving Corporation, together with such letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the applicable Merger Consideration pursuant to the provisions of this ARTICLE II for each Company Share formerly represented by such Certificate or Book-Entry Share. All such amounts shall be mailed (or made available for collection by hand if so elected by the surrendering holder) within five (5) Business Days following the Paying Agent’s receipt of such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share, letter of transmittal and such other documents, and the Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share so surrendered shall be forthwith cancelled. The Paying Agent shall accept such Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition precedent to payment that (A) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (B) the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Paying Agent that such Tax either has been paid or is not payable. Any other transfer or similar Taxes incurred in connection with the transactions contemplated by this Agreement shall be paid by Parent. Payment of the applicable Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered. Until surrendered as contemplated by this Section 2.2, each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the applicable Merger Consideration as contemplated by this ARTICLE II, without interest thereon.

(c) Transfer Books; No Further Ownership Rights in Company Shares. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registrations of transfers of Company Shares on the records of the Company, other than registrations of transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. From and after the Effective Time, the holders of Certificates outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Shares except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(d) Termination of Paying Agent Fund; No Liability. At any time following twelve (12) months after the Effective Time, Parent shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) remaining in the Paying Agent Fund that have not been disbursed, or for which disbursement is pending subject only to the Paying Agent’s routine administrative procedures, to holders of Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look only to the Surviving Corporation and Parent (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the applicable Merger Consideration, payable upon due surrender of their Certificates or Book-Entry Shares and compliance with the procedures in Section 2.2(b), without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent or the Paying Agent shall be liable to any holder of a Certificate or Book-Entry Share for any Merger Consideration or other amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e) Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof and, if required by Parent or the Paying Agent, the posting by such holder of a bond in such amount as Parent may determine is reasonably necessary as indemnity against any claim that may be made against it or the Surviving Corporation with respect to any such Certificates, the applicable Merger Consideration payable in respect thereof pursuant to Section 2.1 hereof.

2.3 Dissenters’ Rights.

(a) Notwithstanding anything in this Agreement to the contrary, Company Shares, if any, as to which the holder thereof shall have (i) properly demanded that the Company purchase such Company Shares for fair market value in accordance with, and otherwise complied with, the provisions of Chapter 13 of the California Law (“Chapter 13”) and (ii) not effectively withdrawn or lost such holder’s rights to demand purchase for such Company Shares for fair market value pursuant to Chapter 13 (each, a “Dissenting Share”), shall not be converted into the right to receive the Merger Consideration payable pursuant to Section 2.1, but instead at the Effective Time shall become entitled only to payment of the fair value of such Company Shares determined in accordance with Chapter 13 (it being understood and acknowledged that at the Effective Time, such Dissenting Shares shall no longer be outstanding, shall automatically be cancelled and shall cease to exist, and such holder shall cease to have any rights with respect thereto other than the right to receive the fair value of such Dissenting Shares as determined in accordance with Chapter 13); provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to payment of the fair value of such Dissenting Shares under Chapter 13, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, without interest or duplication, the Merger Consideration.

(b) The Company shall give prompt notice to Parent of any demands received by the Company for the purchase of any Company Shares pursuant to Chapter 13, of any withdrawals of such demands and of any other instruments served and received by the Company under Chapter 13, and Parent shall have the opportunity to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demand, or agree to do any of the foregoing.

2.4 Treatment of Company Equity Awards.

(a) All options to acquire shares of Company Common Stock (the “Company Options”) and other equity awards (collectively, “Company Equity Awards”) that were granted under the Company’s stock plans, including the Company’s Amended and Restated 2001 Stock Incentive Plan (as amended), the Company’s Amended and Restated 2004 Stock Incentive Plan, the Company’s 2014 Stock Award and Incentive Compensation Plan, or any other equity plan, agreement or arrangement other than the Company ESPP (as defined below) (collectively, the “Company Stock Plans”) prior to the Effective Time, which are outstanding as of the Capitalization Date, are set forth in Section 2.4(a) of the Company Disclosure Schedule, together with the holder’s name, the date of grant, the type of award, the number of Company Shares originally granted and number of outstanding shares subject to the Company Equity Award, the vesting schedule, any expiration date, and any per Company Share exercise price or purchase price.

(b) Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof) will adopt resolutions and take all other actions necessary and appropriate to provide that, immediately prior to the Effective Time, (i) each unexpired and unexercised Company Option which is vested as of the Effective Time (the “Vested Options”) will be cancelled and, in exchange therefor, each former holder of any such cancelled Vested Option will only be entitled to receive, in consideration of the cancellation of such Vested Option and in full settlement therefor, a payment in cash of an amount equal to the product of (A) the total number of unexercised Company Shares subject to such Vested Option as of the time of cancellation of the Company Option (the “Vested Unexercised Shares”), and (B) the excess, if any, of the Merger Consideration over the exercise price per Vested Unexercised Share (such amounts payable hereunder being referred to as the “Option Payments”); and (ii) each unexpired and unexercised Company Option which is not vested as of the Effective Time (the “Unvested Options”) and which is held by an individual who is rendering continuous service to the Company or its Subsidiaries through the Effective Time and who is eligible to be included on a registration statement filed by Parent on Form S-8 will be canceled and replaced by Parent and become an award of restricted stock units covering shares of Parent Stock (“Parent RSUs”) issued under the Parent Stock Plan, on generally the same terms and conditions (including the applicable vesting requirements and the terms and conditions set forth on Section 2.4(b) of the

Company Disclosure Schedule) as applied to each such Unvested Option immediately prior to the Effective Time, except that each such Parent RSU award shall cover that whole number of shares of Parent Stock (rounded down) equal to the product of (A) the total number of unexercised Company Shares subject to such Unvested Option as of the time of cancellation of the Unvested Option multiplied by (B) the excess, if any, of the Merger Consideration over the exercise price per unexercised share subject to such Unvested Option and then divided by (C) the VWAP of Parent Stock and (iii) each Unvested Option held by an individual who is rendering continuous service to the Company or its Subsidiaries through the Effective Time but who is not eligible to be included on a registration statement filed by Parent on Form S-8 will vest as of immediately prior to the Effective Time and be treated as a Vested Option. Upon the terms set forth herein, the new award issued in exchange for the Unvested Options shall be made pursuant to Parent’s form of stock option or restricted stock unit agreement as applicable. From and after the Effective Time, any such cancelled Company Option will no longer be exercisable by the former holder thereof.

(c) Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof) will adopt resolutions and take all other actions necessary and appropriate to provide that, immediately prior to the Effective Time, (i) each outstanding award of restricted stock units or performance share units granted pursuant to any Company Stock Plan which is vested as of the Effective Time (the “Vested Company RSUs”), will be cancelled in exchange for the right to receive a payment equal to the Merger Consideration and the amount of any declared but unpaid dividends with respect to such Vested Company RSU; provided, however, that, for the avoidance of doubt, no holder of a Vested Company RSU shall be entitled to any payment whatsoever in respect of the August 2015 Dividend (such amounts payable hereunder being referred to as the “Vested RSU Payments”), (ii) each outstanding award of restricted stock units or performance share units granted pursuant to any Company Stock Plan which is not vested prior to the Effective Time (the “Unvested Company RSUs” and, together with the Vested Company RSUs, the “Company RSUs”) that is held by an individual who is rendering continuous service to the Company or its Subsidiaries through the Effective Time and who is eligible to be included on a registration statement filed by Parent on Form S-8 will be canceled and replaced by Parent and become a Parent RSU issued under the Parent Stock Plan, on generally the same terms and conditions (including applicable vesting requirements (other than performance-vesting requirements which will be deemed satisfied at “maximum” achievement) and deferral provisions) as applied to each such Unvested Company RSU immediately prior to the Effective Time, with respect to the number of shares of Parent Stock, rounded down to the nearest whole share of Parent Stock, that is equal to the product of the number of shares of Company Common Stock that were subject to such Unvested Company RSU immediately prior to the Effective Time multiplied by the quotient obtained by dividing (x) the Merger Consideration by (y) the VWAP of Parent Stock; and (iii) each Unvested Company RSU held by an individual who is rendering continuous service to the Company or its Subsidiaries through the Effective Time but who is not eligible to be included on a registration statement filed by Parent on Form S-8 will vest (treating for this purposes any performance-based vesting condition to which such Company RSU is subject as having been attained at “maximum” level) and be cancelled in exchange for the right to the right to receive a payment equal to the Merger Consideration (such amounts payable hereunder, together with the Vested RSU Payments, the “RSU Payments”). Upon the terms set forth herein, the new award issued in exchange for the Unvested Company RSUs shall be made pursuant to Parent’s form of restricted stock unit grant agreement.

(d) Parent shall, to the extent legally required, file, no later than the Closing Date, a registration statement on Form S-8 (or any successor or other appropriate form) under the Securities Act to register shares of Parent Stock issuable pursuant to Section 2.4(c).

(e) Any Option Payment or RSU Payment to which a current or former employee of the Company or any of its Subsidiaries becomes entitled pursuant Section 2.4(b) or Section 2.4(c) shall be made through the Surviving Corporation’s payroll on the next regularly scheduled payroll after the Effective Time, in the case of the Vested RSU Payments, and on the next regularly scheduled payroll after each vesting event, in the case of the Unvested RSU Payments.

(f) As of the Effective Time, all Company Stock Plans will be terminated, and no further Company Options, Company RSUs or other rights with respect to Company Shares will be granted thereunder.

(g) Prior to the Effective Time, the Company’s 2010 Employee Stock Purchase Plan, as amended (the “Company ESPP”) shall be terminated and no further options or other rights with respect to Company Shares will be granted thereunder. The rights of participants in the Company ESPP with respect to any offering period then underway under such Company ESPP shall be determined by treating the last Business Day prior to, or if more administratively advisable, the last payroll date of the Company immediately prior to, the Effective Time or such earlier date as the Company ESPP administrator may determine as permitted under the terms of the Company ESPP (the “Final Exercise Date”), as the last day of such offering period and by making such other pro-rata adjustments as may be necessary to reflect the shortened offering period but otherwise treating such shortened offering period as a fully effective and completed offering period for all purposes under the Company ESPP. On the Final Exercise Date, the funds credited as of such date under the Company ESPP within the associated accumulated payroll withholding account for each participant under the Company ESPP shall be used to purchase Company Shares in accordance with the terms of the Company ESPP, and each Company Share purchased thereunder immediately prior to the Effective Time shall be cancelled at the Effective Time and converted into the right to receive the Merger Consideration in accordance with Section 2.1.

(h) The Company shall take all actions necessary to effect the provisions set forth in this Section 2.4, including without limitation any necessary amendments to any Contracts or other instruments and the delivery of all required notice, as applicable.

2.5 Withholding. Each of Parent and the Surviving Corporation shall be entitled to deduct and withhold, or cause the Paying Agent to deduct and withhold, from the consideration otherwise payable pursuant to this Agreement to any holder of Shares and from any payments under Section 2.4 such amounts as Parent, Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable state, local or foreign Tax Law. Except for U.S. federal backup withholding and regular payroll withholding associated with payments under Section 2.4, before making any such deduction or withholding, Parent or the Surviving Corporation, as applicable, shall give the Company notice of the intention to make such deduction or withholding, and such notice, which shall include the authority, basis and method of calculation for the proposed deduction or withholding, shall be given at least a commercially reasonable period of time before such deduction or withholding is required, in order for the Company to obtain reduction of or relief from such deduction or withholding. To the extent that amounts are so withheld and timely remitted to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE III

Representations and Warranties of the Company

Except (x) as may be disclosed in the Company Reports filed or furnished with the SEC prior to August 31, 2015 (including any schedules or exhibits thereto, but excluding, in each case, any nonspecific disclosures set forth in any “Risk Factor” or “Forward Looking Statements” sections and any other similar disclosures contained therein to the extent they are general, nonspecific and forward-looking statements) or (y) as may be disclosed in the corresponding sections or subsections of the disclosure schedule delivered to Parent by the Company on the date of the Agreement (the “Company Disclosure Schedule”), the Company hereby represents and warrants to Parent and Merger Sub that:

3.1 Organization, Good Standing and Qualification. The Company is duly incorporated, validly existing and in good standing under the Laws of the State of California. Each of the Company’s Subsidiaries is an independent legal Person duly organized, validly existing and in good standing under the Laws of the place of its establishment or incorporation. Each of the Company and its Subsidiaries has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted under the Laws of the place of its establishment or incorporation and is qualified to do business and in good standing as a foreign corporation or other legal entity under the Laws of the places where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except, in the case of any of the foregoing where the failure to be so qualified or in good standing, or to have such power or authority, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

3.2 Capital Structure.

(a) As of the date of this Agreement, the authorized share capital of the Company consists of 60,000,000 authorized shares of Company Common Stock and 14,225,000 shares of preferred stock, without par value (“Preferred Stock”), of which, as of the close of business on August 28, 2015 (the “Capitalization Date”) 21,856,370 shares of Company Common Stock and no shares of Preferred Stock are issued and outstanding. All of the issued and outstanding shares of Company Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. As of the close of business on the Capitalization Date, there are 1,248,543 shares of Company Common Stock reserved for issuance under outstanding Company Options. Each of the outstanding shares of share capital or other securities of each of the Company’s directly or indirectly wholly-owned Subsidiaries, which are set forth in Section 3.2(a) of the Company Disclosure Schedule, has been duly authorized, and validly issued, and is fully paid and nonassessable and owned by the Company or by a wholly-owned Subsidiary, free and clear of any Liens (other than Permitted Liens). Except as set forth in Section 3.2(a) of the Company Disclosure Schedule, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of share capital or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter.

(b) Each Company Option or other award issued under a Company Stock Plan (i) was granted in compliance with all applicable Laws in all material respects and all of the terms and conditions of the applicable Company Stock Plan, (ii) has an exercise price per Company Share equal to or greater than the fair market value of a Company Share on the date of grant, and (iii) has a grant date identical to the date on which the Company Board or compensation committee actually awarded such Company Option or if later, the effective date of such grant deemed by the Company Board or the Company’s compensation committee. Each share of Company Common Stock issued under the Company ESPP was issued in compliance with all applicable Laws in all material respects and all of the terms and conditions of the Company ESPP.

(c) Except for the issuance of Company Shares upon the settlement of Company Equity Awards outstanding as of the Capitalization Date, no shares of Company Common Stock or any other equity interests (including instruments convertible into Company Common Stock or other equity interests) have been issued or authorized for issuance on or after the close of business on the Capitalization Date and prior to the date of this Agreement.

3.3 Corporate Authority; Approval and Fairness; No Violations.

(a) The Company has full corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and the Transactions contemplated hereby in accordance with the terms hereof, subject only to approval and authorization of this Agreement by the affirmative vote of the holders of at least a majority of the outstanding shares of Company Common Stock (the “Company Shareholder Approval”). This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other Parties, constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (collectively, the “Enforceability Exceptions”).

(b) The Company Board has (i) determined that the Merger, on the terms and subject to the conditions set forth herein, is fair to, and in the best interests of, the Company and its shareholders, (ii) approved and declared advisable this Agreement, the Merger and the other Transactions contemplated hereby and (iii) upon the terms and subject to the conditions of this Agreement, unanimously resolved to recommend that the Company’s shareholders approve this Agreement (the “Company Board Recommendation”). The Company Board has directed that this Agreement be submitted to the holders of Company Shares for their approval.

(c) The execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the Merger or the other Transactions contemplated hereby will not, constitute or result in (i) a breach or violation of, or a default under, any provision (x) of the Company Articles or Company Bylaws or (y) of the similar organizational documents of any of the Company’s Subsidiaries, (ii) a breach or violation of, assuming (solely with respect to performance of this Agreement and consummation of the Merger and the other Transactions contemplated hereby) that the matters referred to in Section 3.4 are complied with and the Company Shareholder Approval is obtained, any Law to which the Company or any of its Subsidiaries is subject, (iii) a default under any of the terms, conditions or provisions of any Contract to which the Company or any of its Subsidiaries is a party, or an acceleration of the Company’s or, if applicable, any of its Subsidiaries’, obligations under any such Contract or require any Consent under any such Contract, or (iv) the creation of any Lien (other than a Permitted Lien) on any properties or assets of the Company or any of its Subsidiaries, except, in the case of clause (ii), clause (iii) or clause (iv) above, for any such breach, violation, default, creation or acceleration that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

3.4 Government Approvals. Except for (i) compliance with the applicable requirements of the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder (including the filing of the Proxy Statement (including any amendment or supplement thereto) to be sent to the Company’s shareholders in connection with the Merger and the other Transactions) or any other applicable U.S. state or federal securities, takeover or “blue sky” Laws, (ii) compliance with any applicable rules of NASDAQ, (iii) the filing of the Agreement of Merger with the Secretary of State of the State of California pursuant to the California Law and related documentation, (iv) if applicable, any required Consent or approval of, or filing with any applicable Governmental Antitrust Entity, and (v) all required filings with and Consents required under the HSR Act, no Consent or approval of, or filing, license, Permit or authorization, declaration or registration with, any Governmental Entity necessary for the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the Transactions, except for those that the failure to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or materially delay or impede the Closing. The Company has no secured creditors whose approval of the Merger is required under the Laws of the State of California.

3.5 Company Reports; Financial Statements.

(a) The Company has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act since June 30, 2014 (the “Applicable Date” and the forms, statements, reports and documents filed or furnished since the Applicable Date and those filed or furnished subsequent to the date of the Agreement, including any amendments or supplements thereto, the “Company Reports”). No Subsidiary of the Company is required to file or furnish any periodic reports with the SEC. Each of the Company Reports, at the time of its filing or being furnished complied or, if not yet filed or furnished, will comply when filed or furnished, in all material respects with the applicable requirements of the Securities Act, the Exchange Act, applicable accounting standards and the Sarbanes-Oxley Act of 2002 (as amended and including the rules and regulations promulgated thereunder), and any rules and regulations promulgated thereunder applicable to the Company Reports. As of their respective dates (or, if amended prior to the date of the Agreement, as of the date of such amendment), the Company Reports did not, and any Company Reports filed with or furnished to the SEC subsequent to the date of the Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed Company Report prior to the date hereof.

(b) The Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act) that are designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with U.S. GAAP, and that receipts and expenditures of the Company are being made in accordance with authorizations of management and directors of the Company, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on its financial statements.

(c) Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents, or, in the case of Company Reports filed after the date of the Agreement, will fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of its date, and each of the consolidated statements of income, changes in shareholders’ equity and cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents, or in the case of Company

Reports filed after the date of the Agreement, will fairly present, in all material respects, the results of operations, changes in shareholders’ equity and cash flows, as the case may be, of the Company and its consolidated Subsidiaries for the periods set forth therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments and the exclusion of certain notes in accordance with the rules of the SEC relating to unaudited financial statements), in each case in accordance with U.S. GAAP, Regulation S-X and the rules and standards of the Public Company Accounting Oversight Board except as may be noted therein.

(d) The Company has implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) that are reasonably designed to ensure that material information relating to the Company, including its Subsidiaries, required to be included in reports filed under the Exchange Act is made known to the chief executive officer and chief financial officer of the Company or other Persons performing similar functions by others within those entities. Neither the Company nor, to the Company’s Knowledge, the Company’s independent registered public accounting firm has identified or been made aware of “significant deficiencies” or “material weaknesses” (as defined by the Public Company Account Oversight Board) in the design or operation of the Company’s internal controls and procedures which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data, in each case which has not been subsequently remediated. To the Company’s Knowledge, there is no fraud, whether or not material, that involves the Company’s management or other employees who have a significant role in the internal control over financial reporting utilized by the Company and its Subsidiaries.

3.6 Absence of Certain Changes or Events. Except as disclosed in the Company Reports, from the Company Balance Sheet Date to the date of this Agreement, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and during such period there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

3.7 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any material obligations or liabilities of a type (matured or unmatured, fixed or contingent, including any obligations to issue capital stock or other securities of the Company) required to be reflected on the face of a consolidated balance sheet of the Company prepared in accordance with U.S. GAAP due after the date of the Agreement, other than (a) those set forth or adequately provided for in the Company Balance Sheet, (b) those incurred in the ordinary course of business since the Company Balance Sheet date, (c) those that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and (d) those incurred in connection with or arising as a result of the negotiation or execution of this Agreement or consummation of the Transactions.

3.8 Litigation. To the Knowledge of the Company, as of the date of the Agreement, there is no private or governmental action, suit, inquiry, notice of violation, claim, arbitration, audit, proceeding (including any partial proceeding such as a deposition) or investigation (“Action”) pending or threatened in writing against the Company, any of its officers or directors

(in their capacities as such), any of its Subsidiaries or any of their properties, before or by any Governmental Entity which (a) challenges the legality, validity or enforceability of this Agreement or (b) would, if there were an unfavorable decision, have or reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect on the Company. To the Knowledge of the Company, as of the date of the Agreement, there is no Judgment imposed upon the Company, any of its officers or directors

(in their capacities as such), any of its Subsidiaries or any of their respective properties, that would prevent, enjoin, alter or materially delay any of the Transactions, or that would reasonably be expected to have a Material Adverse Effect on the Company. To the Knowledge of the Company, as of the date of the Agreement, neither the Company, any of its Subsidiaries nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under the securities Laws of any Governmental Entity or a claim of breach of fiduciary duty.

3.9 Licenses, Permits, Etc. The Company and its Subsidiaries possess or will possess prior to the Closing all Company Material Permits, and all such Company Material Permits are in full force and effect. True, complete and correct copies of the Company Material Permits issued to the Company and its Subsidiaries have previously been delivered to, or made available to, Parent. Unless otherwise stipulated herein or disclosed in the Company Reports, the Company, its Subsidiaries and each of their respective officers, directors, employees, representatives and agents (in each case, in their capacity as such and to the extent required to comply with the terms of such Company Material Permits) have complied with all terms of such Company Material Permits except where instances of such noncompliance have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is in default under any of such Company Material Permits and no event has occurred and no condition exists which, with the giving of notice or the passage of time, or both, would constitute a default thereunder, except, in each case, for any such default that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Neither the execution and delivery of this Agreement, the Transaction Documents or any of the other documents contemplated hereby or thereby nor the consummation of the Transactions or compliance by the Company and its Subsidiaries with any of the provisions hereof or thereof will result in any suspension, revocation, impairment, forfeiture or nonrenewal of any Company Material Permit applicable to the business of the Company and its Subsidiaries.

3.10 Title to Properties.

(a) Real Property. The Company has made available to Parent (i) an accurate and complete list of all real properties with respect to which the Company directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of or leased by the Company and its Subsidiaries (collectively, the “Real Property”), and (ii) copies of all leases under which any such Real Property is possessed (the “Real Estate Leases”). Neither the Company nor any of its Subsidiaries is in default under any of the Real Estate Leases, except where such defaults have not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, and to the Knowledge of the Company, there is no default by any of the lessors thereunder. The Company or the applicable Subsidiary of the Company has good and marketable fee simple title to all of the Real Property owned by the Company or such Subsidiary of the Company, in each case free and clear of all Liens (other than Permitted Liens).

(b) Tangible Personal Property. The Company and its Subsidiaries are in possession of and have good title to, or have valid leasehold interests in or valid contractual rights to use all material tangible personal property used in the conduct of their business, including the material tangible personal property reflected in the Company Financial Statements and material tangible personal property acquired since the Company Balance Sheet Date (collectively, the “Tangible Personal Property”). All Tangible Personal Property is free and clear of all Liens, other than Permitted Liens, and is in a condition materially adequate and suitable for the purposes for which it is presently being used, subject to reasonable ordinary wear and tear except, in each case, which, individually or in the aggregate, has not resulted and would not reasonably be expected to result in a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries has granted any lease, sublease, tenancy or license of any portion of the Tangible Personal Property for which the annual rental payments exceed $100,000. For clarity and notwithstanding the foregoing, no representations or warranties with respect to Intellectual Property Rights are made under this Section 3.10(b).

3.11 Intellectual Property. To the Knowledge of the Company, the Company and its Subsidiaries collectively own or are validly licensing or otherwise have the right to use any patents, trademarks, trade names, service marks, domain names, copyrights, Trade Secrets, and computer software programs, which are material to the conduct of their business as currently conducted, taken as a whole (the “Intellectual Property Rights”). No claims are pending or, to the Knowledge of the Company, threatened, in each case against the Company or any of its Subsidiaries, that the Company or any of its Subsidiaries is infringing or otherwise misappropriating the rights of any third party with regard to any Intellectual Property Right. To the Knowledge of the Company, no third party is infringing the rights of the Company or any of its Subsidiaries with respect to any Intellectual Property Right owned by the Company or its Subsidiary in a manner that materially adversely affects the conduct of the business currently being conducted by the Company and its Subsidiaries taken as a whole.

3.12 Taxes.

(a) Except as would not have, individually or in the aggregate, a Material Adverse Effect on the Company:

(1) Each of the Company and its Subsidiaries has timely filed, or has had timely filed on its behalf (taking into account, in each case, any valid extensions), all Tax Returns required to be filed by or with respect to it, and all such Tax Returns were true, complete and accurate in all material respects. Other than in the ordinary course of business, neither the Company nor any of its Subsidiaries has requested any extension of time within which to file any material Tax Return (other than automatic extensions), which Tax Return has not since been filed.

(2) Neither the Company nor any of its Subsidiaries has engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty or convention between its country of formation and any other country) or otherwise been subject to net income taxation in any country other than the country of its formation. No claim has been made in writing in the past five (5) years by a Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return that the Company or such Subsidiary is or may be subject to Taxation by that jurisdiction.

(3) All Taxes of the Company and each of its Subsidiaries due and payable (whether or not shown on any Tax Return) have been timely paid except for those Taxes that are being contested in good faith by appropriate proceedings. Since the Company Balance Sheet Date, the Company and its Subsidiaries have not incurred any material liability for Taxes outside the ordinary course of business, other than in connection with the Transactions.

(4) No deficiencies for any amount of Taxes have been proposed or assessed in writing against any of the Company and its Subsidiaries by any Governmental Entity, except for deficiencies being contested in good faith by appropriate proceedings. Neither the Company nor any of its Subsidiaries (A) is the subject of any currently ongoing Tax audit or other proceeding with respect to Taxes, nor, to the Knowledge of the Company, is any such audit or other proceeding threatened, or (B) has waived any statute of limitations in respect of any Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or extension is currently in effect.

(5) The Company and its Subsidiaries have withheld, and to the extent required by Law, paid to the appropriate Governmental Entity all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

(6) Neither the Company nor any of its Subsidiaries has any liability under any written Tax indemnity, Tax sharing or similar agreement (other than customary provisions for Taxes contained in credit, lease or other commercial agreements the primary purposes of which are unrelated to Taxes).

(7) Neither the Company nor any of its Subsidiaries has (A) been a member of an affiliated group (within the meaning of Section 1504 of the Code) or an affiliated, combined, consolidated, unitary, or similar group for state Tax purposes, other than the group of which the Company is the common parent or (B) any liability for the Taxes of another Person (other than the Company or any of its Subsidiaries) under Treasury Regulation §1.1502-6 (or any analogous provision of state, local or foreign Law), as a transferee or successor or otherwise by operation of Law.

(8) Neither the Company nor any of its Subsidiaries is required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any change in method of accounting under Section 481(a) of the Code (or any analogous provision of state, local, or foreign Law) requested or filed prior to the Closing Date, (ii) an installment sale prior to the Closing Date, (iii) any election under Section 108(i) of the Code made prior to the Closing Date, or (iv) any closing agreement pursuant to Section 7121 of the Code entered into prior to the Closing Date.

(b) No power of attorney currently in force has been filed by the Company or any of its Subsidiaries with a Governmental Entity concerning any material Tax Return.

(c) Since January 1, 2011, neither the Company nor any of its Subsidiaries has applied for or has obtained a private letter ruling from the Internal Revenue Service (or a comparable Tax ruling from any other Governmental Entity) which ruling would have a material effect on the Tax liability of the Company or any of its Subsidiaries for any Tax period after the Company Balance Sheet Date.

(d) At no time during the two (2)-year period ending on the date hereof was the Company or any its Subsidiaries a “distributing corporation” or “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in any distribution intended to qualify under Section 355 of the Code.

(e) There is no contract, plan or arrangement (written or otherwise) covering any current or former employee or independent contractor of the Company or any of its Subsidiaries that, individually or in the aggregate, could give rise to the payment of any amount that will not be deductible by the Company or any of its Subsidiaries under Sections 404 or 162(m) of the Code.

(f) All Company Benefit Plans which constitute a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code have at all times (i) complied with a reasonable, good faith interpretation of the documentation and form requirements of Code Section 409A (and applicable Treasury Regulations and Internal Revenue Service guidance promulgated thereunder) and (ii) have been operated in compliance with Code Section 409A (and applicable Treasury Regulations and Internal Revenue Service guidance promulgated thereunder) in all material respects such that no Taxes, interest or penalties have been or are reasonably expected to be imposed under Code Section 409A with respect to such Company Benefit Plans. Neither the Company nor any of its Affiliates has any indemnity or gross-up obligation to any Person for any Taxes or penalties or interest imposed under Section 409A of the Code. Any and all “stock rights” (within the meaning of Treasury Regulation Section 1.409A-1(b)(5)(i)) granted or awarded by the Company or any of its Affiliates to their respective service providers have been issued with exercise prices of not less than fair market value on the respective grant dates for purposes of Section 409A of the Code (and the guidance issued thereunder) and, except as provided by this Agreement (including Section 2.4(b) of the Company Disclosure Schedule), none of the stock rights has any feature for the deferral of compensation other than the deferral of recognition of income until the earlier of exercise or disposition of such stock right, and all requirements have been met in connection with all such issuances or any post-grant amendments or modifications.

(g) The Company is not, nor has been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the last five years.

(h) No Subsidiary organized in a jurisdiction outside the United States is a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a U.S. corporation under Section 7874(b) of the Code.

(i) In the five (5)-year period ending on the date hereof, neither the Company nor any of its Subsidiaries has engaged in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

3.13 Employment Matters.

(a) Employee Benefit Matters.

(1) Neither the Company nor any ERISA Affiliate has notified employees of any plan or made any commitment to establish any new Company Benefit Plan, to modify any Company Benefit Plan (except to the extent required by Law or to conform any such Company Benefit Plan to the requirements of any applicable Law), or to adopt or enter into any Company Benefit Plan.

(2) With respect to each material Company Benefit Plan, Company has made available to Parent complete and accurate copies of (i) such Company Benefit Plan (or a written summary of any unwritten plan) together with all amendments, (ii) in the case of any plan for which Forms 5500 are required to be filed, the most recent annual report (Form 5500) with schedules attached, (iii) in the case of any plan that is intended to be qualified under Section 401(a) of the Code, the most recent determination, opinion, notification or advisory letter from the IRS, (iv) each trust agreement and group annuity contract relating to any Company Employee Plan, (v) the most recent summary plan descriptions for each Company Benefit Plan for which a summary plan description is required, (vi) all material correspondence to or from any Governmental Entity relating to legal compliance issues with any Company Benefit Plan within the past two (2) years, and (vii) the most recent financial statements annual actuarial valuations, if any, for each Company Benefit Plan.

(3) Except as would not reasonably expected to have a Material Adverse Effect on the Company: (i) each Company Benefit Plan has been established, maintained and administered in accordance with all applicable Legal Requirements, including ERISA and the Code, and in accordance with its terms, and (ii) each of the Company and any of its Subsidiaries and their respective ERISA Affiliates have met their obligations with respect to each Company Benefit Plan and have timely made (or timely will make) all required contributions thereto.

(4) Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code, and any trust that is intended to be qualified under Section 501(a) of the Code, has received a determination, opinion or advisory letter from the IRS to the effect that such Company Benefit Plan is so qualified and the trust related thereto is exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code. No such determination, opinion or advisory letter has been revoked and, to the Knowledge of the Company, revocation has not been threatened. Except as for such matters that do not have or are not expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA that is not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Benefit Plan.

(5) Neither the Company, any of its Subsidiaries nor any of their respective ERISA Affiliates has in the preceding six (6) years maintained, participated in or contributed to, or been obligated to contribute to (i) a plan subject to Title IV of ERISA or Section 412 of the Code, (ii) a “multiemployer plan” (as defined in Sections 3(37) or 4001(a)(3) of ERISA), or (iii) a “plan maintained by more than one employer” as defined in Section 413(c) of the Code. No Company Benefit Plan is funded by, associated with or related to a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code.

(6) Other than as required under Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA or other applicable Legal Requirements, none of the Company Benefit Plans promises or provides health or other welfare benefits (excluding normal claims for benefits under the Company’s group life insurance, accidental death and dismemberment insurance and disability plans and policies) or coverage to any Person following retirement or other termination of employment.

(7) Except for such matters as would not have or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, there is no action, suit, proceeding, claim, arbitration, audit or investigation pending or, to the Knowledge of Company, threatened or, to the Knowledge of the Company, reasonably anticipated, with respect to any Company Benefit Plan or the assets of any Company Benefit Plan, other than claims for benefits in the ordinary course. No Company Benefit Plan is or within the last three (3) calendar years has been the subject of, or has received notice that it is the subject of, examination by a Governmental Entity or a participant in a government-sponsored amnesty, voluntary compliance or similar program.

(8) To the Knowledge of the Company, each individual who has received compensation for the performance of services on behalf of the Company or any of its Subsidiaries has been properly classified as an employee or independent contractor in accordance with applicable Legal Requirement.

(9) Section 3.13(a)(9) of the Company Disclosure Schedule sets forth a complete and accurate list of (i) all employment agreements with employees of Company or any of its Subsidiaries, other than customary offer letters and other similar employment agreements entered into in the ordinary course of business or which are terminable at the election of the Company and under which the aggregate remaining obligations of the Company following termination would not exceed ten thousand dollars ($10,000); and (ii) all operative severance agreements, programs and policies of the Company or any of its Subsidiaries with or relating to its Section 16 officers, excluding programs and policies required to be maintained by Legal Requirement.

(10) All material contributions required to be made with respect to any Company Benefit Plan on or prior to the Effective Time have been or will be timely made or are reflected on the Company Balance Sheet.

(11) The negotiation or consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee, director, consultant or officer of the Company or any of its Affiliates to severance pay, or any other payment from the Company or any of its Affiliates, or pursuant to any Company Benefit Plan, (ii) accelerate the time of distribution, payment or vesting, a lapse of repurchase rights or increase the amount of compensation or benefits due any such employee, director or officer, (iii) result in the forgiveness of indebtedness, or (iv) trigger an obligation to fund benefits. No payment or benefit which will or may be made by the Company or its Affiliates with respect to any current or former employee or any other “disqualified individual” (as defined in Code Section 280G) is reasonably expected to be characterized as a “parachute payment,” within the meaning of Section 280G(b)(2) of the Code. Neither the Company nor any of its Affiliates has any indemnity or gross-up obligation to any Person for any Taxes or penalties or interest imposed under Code Sections 280G or 4999.

(12) Except for such matters as would not have or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, each Company Benefit Plan maintained or covering employees outside the United States (the “Company Non-U.S. Employee Plans”), and the books and records thereof, is in material compliance with the applicable Law of each applicable jurisdiction. No such Company Non-U.S. Employee Plan has unfunded liabilities in excess of two-million dollars ($2,000,000), that as of the Effective Time, will not be offset by insurance or fully accrued. Section 3.13(a)(12) of the Company Disclosure Schedule contains a complete and accurate list of each country in which the Company or any of its Affiliates has operations as of the date of this Agreement and the approximate number of employees in each such country as of the date of this Agreement.

(13) Each Company Benefit Plan is amendable and terminable unilaterally by the Company at any time without material liability to the Company or any of its Subsidiaries as a result thereof, other than for benefits accrued as of the date of such amendment or termination and routine administrative costs. No Company Benefit Plan has been amended in contravention of the terms of such plan or any legal obligation owed to any participant in such plan.

(b) Labor Matters. (i) There are no collective bargaining or other labor union agreements to which the Company or any of its Subsidiaries is a party or by which it is bound; (ii) no labor dispute exists or, to the Knowledge of the Company, is imminent with respect to the employees of the Company or any of its Subsidiaries; (iii) there is no strike, work stoppage or other labor dispute involving the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened; (iv) no grievance is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries; (v) neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entities relating to employees or employment practices; and (vi) except for disputes, agreements and other matters that do not have or are not expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, no complaint, charge or Actions by or before any Governmental Entity brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other Representative of its employees is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries.

(c) Executive Officers. Except as set forth in Section 3.13(c) of the Company Disclosure Schedule, no executive officer of the Company or any of its Subsidiaries has notified the Company or such Subsidiary in writing that such executive officer intends to leave the Company or any such Subsidiary or otherwise terminate such executive officer’s employment with the Company or such Subsidiary in connection with the consummation of the Transactions or within 60 days following the Closing Date.

3.14 Related Party Transactions. Except as disclosed in the Company Reports or in Section 3.14 of the Company Disclosure Schedule, none of the executive officers (as such term is used in the Company Reports) or directors of the Company or any of its Subsidiaries is presently a party, directly or indirectly, to any transaction with the Company or any of its Subsidiaries (other than for services as executive officers and directors).

3.15 Insurance. The Company has made available to Parent, prior to the date of this Agreement, true and correct copies of all Contracts of material insurance relating to the business, assets and operations of the Company and its Subsidiaries, as amended and supplemented to which the Company or any of its Subsidiaries is a party (as amended or supplemented, the “Company Insurance Policies”). All such Company Insurance Policies are in full force and effect, all premiums due thereon have been paid and, to the Knowledge of the Company, the Company and any such Subsidiary have complied with the provisions of such policies in all material aspects. Neither the Company nor any such Subsidiary has been advised of any defense to coverage in connection with any claim to coverage asserted or noticed by the Company or any such Subsidiary under or in connection with any of their extant insurance policies. The Company and its Subsidiaries are insured by insurers of recognized financial responsibility, or maintain self-insurance practices, against such losses and risks and in such amounts as are customary in the businesses in which they are engaged and in the geographic areas where any of which engages in such businesses.

3.16 Material Contracts. Except as has not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company: (i) each Material Contract is a legal, valid and binding agreement on the Company or its Subsidiary(ies) party thereto and, to the Knowledge of the Company on the other party or parties thereto, and is in full force and effect, subject to the Enforceability Exceptions; (ii) neither the Company nor any of its Subsidiaries is in breach or default of any Material Contract to which it is a party in any material respect; (iii) to the Knowledge of the Company, no event has occurred or circumstance has existed that (with or without notice or lapse of time), will or would reasonably be expected to, (A) contravene, conflict with or result in a violation or breach of, or become a default or event of default under, any provision of any Material Contract; or (B) permit the Company or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any Material Contract; (iv) neither the Company nor any of its Subsidiaries has received written notice of any proposed cancellation, revocation or termination of any Material Contract to which it is a party; and (v) there are no current renegotiations of, or current attempts by the Company to renegotiate, any material terms of any Material Contract. Since September 30, 2014, neither the Company nor any of its Subsidiaries has received any written notice regarding any actual or possible violation or breach of, or default under, any Material Contract, except in each such case for defaults, acceleration rights, termination rights and other rights that have not had and would not reasonably be expected to have a Material Adverse Effect on the Company. The Company is not a party to any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries which remains in effect as of the date of this Agreement.

3.17 Compliance with Applicable Laws. The Company and its Subsidiaries are in compliance with all applicable Laws, including those relating to occupational health and safety and the Environment, except for instances of noncompliance that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries has received any written communication during the past two (2) years from a Governmental Entity alleging that the Company or any such Subsidiary is not in compliance with any applicable Laws that has not been cured as of the date hereof, except for such noncompliance that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. This Section 3.17 does not relate to matters with respect to Taxes, which are the subject of Section 3.12.

3.18 Foreign Corrupt Practices. Neither the Company, any of its Subsidiaries, nor, to the Knowledge of the Company, any of their respective Representatives, has, in the course of its actions for and on behalf of the Company or any of its Subsidiaries, directly or indirectly, (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any Governmental Entity or any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder that are applicable to the Company or its Subsidiaries; or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment in connection with the operations of the Company or any such Subsidiary to any foreign or domestic government official or employee. To the Knowledge of the Company, neither the Company nor any of its directors, officers, or employees is in violation of any applicable Law that is intended to prevent or deter bribery or corrupt business practices, including Section 385 of the PRC Criminal Law, which would subject the Company or the relevant directors, officers, or employees to a criminal offense under such applicable Law.

3.19 Money Laundering Laws. During the past five (5) years, the Company and its Subsidiaries have conducted their business at all times in compliance in all material respects with applicable money laundering statutes in all applicable jurisdictions, rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Entity (collectively, the “Money Laundering Laws”) and no proceeding involving the Company with respect to the Money Laundering Laws is pending or, to the Knowledge of the Company, is threatened.

3.20 Brokers; Schedule of Fees and Expenses. Except as set forth in Section 3.20 of the Company Disclosure Schedule, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

3.21 Business Relationships. To the Knowledge of the Company, as of the date of this Agreement, none of the Company’s end customers or distributors which individually accounted for at least 5% of the Company’s net revenue for the first three fiscal quarters of fiscal year 2015 has provided written notice to the Company of its intention to cancel a Material Contract with the Company as a result of the execution of this Agreement and the Transaction Documents and the consummation of the Transactions contemplated hereby and thereby.

3.22 OFAC. None of the Company, any director or officer of the Company, or, to the Knowledge of the Company, any agent, employee, Affiliate or Person acting on behalf of the Company is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company has not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the last five (5) fiscal years.

3.23 Additional PRC Representations and Warranties.

(a) All Consents, approvals, authorizations or licenses requisite under PRC Law for the due and proper establishment and operation of the Company and its Subsidiaries have been duly obtained from the relevant PRC Governmental Entity and are in full force and effect, except those that would not be reasonably expected to have a Material Adverse Effect on the Company.

(b) All filings and registrations with the PRC Governmental Entities required in respect of the Company and its Subsidiaries and their respective operations have been duly completed in accordance with the relevant PRC rules and regulations, except where the failure to complete such filings and registrations does not, and would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

(c) The Company and its Subsidiaries have complied with all material relevant PRC Laws and regulations regarding the contribution and payment of their registered share capital, the payment schedules of which have been approved by the relevant PRC Governmental Entity.

(d) During the two (2)-year period immediately preceding the date of this Agreement, neither the Company nor any of its Subsidiaries is in receipt of any written notice from any relevant PRC Governmental Entity notifying it of the revocation or suspension of any licenses or authorizations issued to it or any subsidy granted to it by any PRC Governmental Entity as a result of non-compliance with the terms thereof or with applicable PRC Laws, except for matters contemplated by such written notice(s) which have been cured as of the date hereof, or that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(e) With regard to employment and staff or labor, the Company and its Subsidiaries are in compliance with all applicable PRC Laws and regulations, including without limitation, Laws and regulations pertaining to welfare funds, social benefits, medical benefits, insurance, retirement benefits, pensions or the like, except for instances of noncompliance that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

3.24 Environmental Matters. Except for such matters as would not have or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, to the Knowledge of the Company, each of the Company and its Subsidiaries is, and during the past seven (7) years has been, in substantial compliance with, and has not been and is not in material violation of or subject to any material liability under, any applicable Environmental Law, and neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any other Person for whose conduct they are or may be held to be responsible, received any written order or notice from (a) any Governmental Entity or private citizen acting in the public interest, or (b) the current or prior owner or operator of any Facilities, of any actual or potential material violation by the Company or any of its Subsidiaries, or failure by the Company or any of its Subsidiaries to comply with, any Environmental Law, or of any actual or threatened material obligation by the Company or any of its Subsidiaries to undertake or bear the cost of any liabilities under the Environmental Laws with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which the Company or any of its Subsidiaries has or has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by the Company or any other Person for whose conduct the Company is or may be held legally responsible, or from any such Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

3.25 Conflict Minerals. The Company and its Subsidiaries are, and since May 31, 2014 have been, in compliance in all material respects with all applicable U.S. federal securities Laws regarding Conflict Minerals, including Rule 13p-1 under the Exchange Act and any applicable written standards, requirements, directives or policies of the SEC or any other Governmental Entity relating thereto (the “Conflict Minerals Rule”). Neither the Company nor any of its Subsidiaries has received any written communication from any Governmental Entity or any third person that alleges that the Company or any of its Subsidiaries has failed to perform the due diligence or make the reports or disclosures required by the Conflict Minerals Rule or has submitted any false and misleading statements in its Form SD or Conflict Minerals Report. The Company has no Knowledge that Conflict Minerals necessary to the functionality or production of products it manufactures or contracts to manufacture originated from the Democratic Republic of the Congo or an adjoining country that would require the Company to file a Conflict Minerals Report as an Exhibit to a Form SD on the date hereof.

3.26 Information Supplied. The information relating to the Company and its Subsidiaries to be contained in the proxy statement in preliminary and definitive form relating to the Company Shareholder Meeting (together with any amendments or supplements thereto, the “Proxy Statement”), will not, on the date the Proxy Statement (and any amendment or supplement thereto) is first mailed to the shareholders of the Company, or at the time of the Company Shareholder Meeting (as it may be adjourned or postponed in accordance with the terms hereof), contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. The Proxy Statement will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, and any other applicable federal securities Laws. Notwithstanding the foregoing provisions of this Section 3.26, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Proxy Statement which were based on information supplied by or on behalf of Parent or Merger Sub, or otherwise were not supplied by or on behalf of the Company.

3.27 Opinion of Financial Advisor. The Company Board has received the opinion of the Company Financial Advisor to the effect that, subject to the assumptions and limitations set forth therein, as of the date of such opinion, the Merger Consideration to be received by the shareholders of the Company in the Merger is fair, from a financial point of view, to such shareholders.

ARTICLE IV

Representations and Warranties of Parent and Merger Sub

Except (x) as may be disclosed in the forms, statements, certifications, reports and documents required to be filed or furnished by Parent with the SEC pursuant to the Exchange Act or the Securities Act since the Applicable Date and the forms, statements, reports and documents filed or furnished since the Applicable Date and those filed or furnished subsequent to the date of the Agreement, including any amendments or supplements thereto, but excluding, in each case, any nonspecific disclosures set forth in any “Risk Factor” or “Forward Looking Statements” sections and any other similar disclosures contained therein to the extent they are general, nonspecific and forward-looking statements) or (y) as may be disclosed in the corresponding sections or subsections of the disclosure schedule delivered to the Company by Parent on the date of the Agreement (the “Parent Disclosure Schedule”), Parent and Merger Sub hereby represent and warrant to the Company that:

4.1 Organization and Good Standing. Each of Parent and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization. Each of the Parent and its Subsidiaries has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted under the Laws of the place of its establishment or incorporation and is qualified to do business and in good standing as a foreign corporation or other legal entity under the Laws of the places where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except, in the case of any of the foregoing, where the failure to be so qualified or in good standing, or to have such power or authority, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

4.2 Corporate Authority and Approval. Each of Parent and Merger Sub has full corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and the Transactions contemplated hereby in accordance with the terms hereof. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a valid and binding agreement of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

4.3 Non-Contravention. The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by the Merger Sub of the Merger and the other Transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, any provision (x) of the certificate of incorporation and bylaws of Parent and (y) the articles of incorporation or bylaws of Merger Sub, (B) a breach or violation of, assuming (solely with respect to performance of this Agreement and consummation of the Merger and the other Transactions contemplated hereby) that the matters referred to in Section 4.4 are complied with, any Law to which Parent or Merger Sub is subject, (C) a default under any of the terms, conditions or provisions of any Contract to which Parent or Merger Sub is a party, or an acceleration of Parent’s or, if applicable, Merger Sub’s, obligations under any such Contract or require any Consent under any such Contract, (D) the creation of any Lien (other than a Permitted Lien) on any properties or assets of Parent or Merger Sub, except, in the case of clause (B), clause (C) or clause (D) above, for any such breach, violation, default, creation or acceleration that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

4.4 Government Approvals. Except for (A) compliance with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder or any other applicable U.S. state or federal securities, takeover or “blue sky” Laws, (B) compliance with any applicable rules of NASDAQ, (C) the filing of the Agreement of Merger with the

Secretary of State of the State of California pursuant to the California Law, and (D) if applicable, any required Consent or approval of, or filing with any applicable Governmental Antitrust Entity, no Consent or approval of, or filing, license, Permit or authorization, declaration or registration with, any Governmental Entity necessary for the execution and delivery of this Agreement by Parent or Merger Sub, the performance by Parent and Merger Sub of their obligations hereunder and the consummation by Parent and Merger Sub of the Transactions, except for those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to affect adversely the ability of Parent and Merger Sub to consummate the Transactions.

4.5 Litigation. To the Knowledge of Parent, there is no Action pending or threatened in writing against or affecting Parent or Merger Sub, any of their officers or directors (in their capacities as such), any of their Subsidiaries or any of their properties, before or by any Governmental Entity which (a) challenges the legality, validity or enforceability of this Agreement or (b) would, if there were an unfavorable decision, have or reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect on Parent. To the Knowledge of Parent and Merger Sub, there is no Judgment imposed upon Parent or Merger Sub, any of their officers or directors (in their capacities as such), any of their Subsidiaries or any of their respective properties, that would prevent, enjoin, alter or materially delay any of the Transactions, or that would reasonably be expected to have a Material Adverse Effect on Parent or affect adversely the ability of Parent and Merger Sub to consummate the Transactions. To the Knowledge of Parent, as of the date of the Agreement, neither Parent, any of its Subsidiaries nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under the securities Laws of any Governmental Entity or a claim of breach of fiduciary duty.

4.6 Information Supplied. The information relating to Parent and its Subsidiaries to be contained in the Proxy Statement will not, on the date the Proxy Statement (and any amendment or supplement thereto) is first mailed to the shareholders of the Company, or at the time of the Company Shareholder Meeting (as it may be adjourned or postponed in accordance with the terms hereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in the light of the circumstances under which they were made, not misleading. The Proxy Statement (other than the portions thereof relating solely to the meeting of the shareholders of the Company) will comply as to form in all material respects with the provisions of the Exchange Act, the rules and regulations promulgated thereunder and any other applicable federal securities Laws. Notwithstanding the foregoing provisions of this Section 4.6, no representation or warranty is made by Parent or Merger Sub with respect to information or statements made or incorporated by reference in the Proxy Statement which were based on information supplied by or on behalf of the Company, or otherwise not supplied by or on behalf of Parent.

4.7 Credit Agreement. Parent has provided to the Company a fully executed copy of that certain Amendment No. 3 to Credit Agreement, Incremental Term Assumption Agreement, Limited Waiver and Consent, dated as of the date hereof (the “Credit Agreement Amendment”, and the credit facilities thereby amended, the “Credit Agreement”), by and among Parent, the other borrower and guarantors identified therein, the lenders identified therein and the administrative agent identified therein. The Third Amendment Effective Date (as defined in the Credit Agreement) has occurred. There are no conditions to the availability of Loans under the Credit Agreement or Credit Agreement Amendment except as referred to therein. The Credit Agreement Amendment has been duly executed and delivered by Parent and its Subsidiaries party thereto (the “Specified Subsidiaries”) and, assuming the due authorization, execution and delivery thereof by the other parties thereto, constitutes a valid and binding agreement of Parent and the Specified Subsidiaries enforceable against Parent and the Specified Subsidiaries in accordance with its terms, subject to the Enforceability Exceptions. For the avoidance of doubt, Parent’s receipt of financing contemplated by the Credit Agreement Amendment and the Credit Agreement or otherwise shall not be a condition to the Closing.

4.8 Ownership of Company Common Stock. Neither Parent nor any of its Subsidiaries owns (beneficially or otherwise) any Shares or other equity interests in the Company or any options, warrants or other rights to acquire Company Common Stock or other equity interests in the Company (or any other economic interest through derivative securities or otherwise in the Company).

4.9 Management Arrangements. As of the date hereof, except as previously disclosed to the Company, none of Parent or Merger Sub, or, to the Knowledge of Parent, their respective executive officers, directors or Affiliates, has entered into any agreement, arrangement or understanding with any of the executive officers, directors or Affiliates of the Company that is currently in effect or would become effective in the future (upon consummation of the Merger or otherwise) and that would be required to be disclosed under Item 1005(d) of Regulation M-A under the Exchange Act.

4.10 WARN Act. Parent and Merger Sub are neither planning nor contemplating, and Parent and Merger Sub have neither made nor taken, any decisions or actions concerning the employees of the Company or any of its Subsidiaries after the Closing that would require, prior to the Effective Time, the service of notice under the Worker Adjustment and Retraining Notification Act or similar local Laws.

4.11 Brokers. Other than Bank of America Merrill Lynch, neither Parent, Merger Sub nor any of their respective stockholders, directors, officers, employees or affiliates, has incurred or will incur on behalf of Parent, Merger Sub or any Parent Subsidiary, any brokerage, finders’, advisory or similar fee in connection with the transactions contemplated by this Agreement.

4.12 Operations of Merger Sub. Parent is the sole shareholder of Merger Sub, which was formed solely for the purpose of engaging in the Merger. Since its date of formation, Merger Sub has not carried on any business or conducted any other operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

ARTICLE V

Covenants of the Parties

5.1 Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with the terms set forth in ARTICLE IX of this Agreement or the Closing Date, the Company agrees that the Company and its Subsidiaries shall use commercially reasonable efforts to (except to the extent expressly contemplated by this Agreement, set forth in Section 5.1 of the Company Disclosure Schedule or as consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed)), (i) in all material respects, carry on their businesses in the ordinary course in substantially the same manner as heretofore conducted and use commercially reasonable efforts consistent with past practice and policies to preserve substantially intact their present business organizations, and (ii) use their commercially reasonable efforts consistent with past practice to keep available the services of their present executive officers and directors and use their commercially reasonable efforts consistent with past practice to, in all material aspects, preserve their relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with them. The Company agrees to promptly notify Parent of any material event or occurrence not in the ordinary course of business consistent with past practice that would have or reasonably be expected to have a Material Adverse Effect on the Company. Without limiting the generality of the foregoing, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with the terms set forth in ARTICLE IX of this Agreement or the Closing Date, except as otherwise expressly permitted by or provided for in this Agreement, set forth in Section 5.1 of the Company Disclosure Schedule, required by any Legal Requirement or Law or as consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not do, allow, cause or permit any of the following actions to occur with respect to the Company without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed); provided, however, that Parent and Merger Sub acknowledge and agree that this Section 5.1 shall not give Parent the right, directly or indirectly, to control or direct the operations of the Company prior to the Closing to the extent prohibited by applicable Antitrust Laws:

(a) Charter Documents. Cause or permit any amendments to any of the Company Articles or Company Bylaws, except for such amendments made pursuant to a Legal Requirement or as contemplated by this Agreement;

(b) Dividends; Changes in Share Capital. Except for payment of the $0.06 per share regular quarterly cash dividend declared by the Company’s Board of Directors prior to the date hereof, which is payable on September 3, 2015 to shareholders of record at the close of business on August 20, 2015 (the “August 2015 Dividend”), declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its share capital, or split, combine or reclassify any of its share capital;

(c) Material Contracts. Enter into any new Material Contract, or materially violate, amend or otherwise modify or waive any of the terms of any existing Material Contract, in each case, other than in the ordinary course of business consistent with past practice;

(d) Issuance of Securities. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, (including, for the avoidance of doubt, Company Equity Awards), or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, in each case, other than (i) the issuance of Company Shares upon the settlement of Company Equity Awards outstanding as of the date of this Agreement or granted hereafter in accordance with the terms of this Agreement, (ii) the award of up to 220,000 Company Shares underlying Company Equity Awards pursuant to the Company’s stock plans, (iii) distributions of Company Shares under the Company ESPP in accordance with its terms and the terms of this Agreement, or (iv) pursuant to the exercise or conversion of rights to acquire such securities outstanding as of the date of the Agreement and set forth on the Company Disclosure Schedule;

(e) Intellectual Property. Transfer or license to any Person or entity any Intellectual Property Rights other than in the ordinary course of business consistent with past practice;

(f) Dispositions. Sell, lease, license or otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to its business, taken as a whole, except for transactions with an aggregate amount of less than $1,000,000, or in the ordinary course of business consistent with past practice;

(g) Indebtedness. Except in its ordinary course of business, issue or sell any debt securities or guarantee any debt securities of others in excess of $500,000 in the aggregate;

(h) Payment of Obligations. Pay, discharge or satisfy in an amount in excess of $100,000 in any one case, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than (i) in the ordinary course of business, and (ii) the payment, discharge or satisfaction of liabilities reflected or reserved against in the Company Financial Statements, as applicable;

(i) Capital Expenditures. Make any capital expenditures, capital additions or capital improvements except (x) those that do not exceed $500,000 in the aggregate, or (y) those set forth in the Company’s capital expenditure budget attached as Section 5.1(i) of the Company Disclosure Schedule;

(j) Employment. Except as set forth on Section 5.1(j) of the Company Disclosure Schedule, or required under the Legal Requirements or agreements or pursuant to plans or arrangements existing on the date of the Agreement, (i) take any action with respect to, adopt, enter into, terminate or amend any employment, severance, retirement, retention, incentive or similar agreement, arrangement or benefit plan for the benefit or welfare of any current or former director, executive officer or any collective bargaining agreement, (ii) increase in any material respect the compensation or fringe benefits of, or pay any bonus to, any director or executive officer, (iii) materially amend or accelerate the payment, right to payment or vesting of any compensation or benefits, (iv) pay any material benefit not provided for as of the date of this Agreement under any benefit plan, or (v) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, excluding the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock (which shall be governed by Section 5.1(d));

(k) Facilities. Open or close any Facilities or office except in the ordinary course of business or as otherwise set forth on Section 5.1(k) of the Company Disclosure Schedule;

(l) Litigation. Initiate, compromise or settle any material litigation or arbitration proceedings in an amount in excess of $100,000 in any one case or $500,000 in the aggregate;

(m) Tax Matters. Except as required by applicable Law or by a Governmental Entity, make, change or revoke any material Tax election (including any entity classification election under Treasury Regulations Section 301.7701-3), file any amended material Tax Return, adopt or change any material accounting method or period in respect of Taxes, enter into any closing agreement with respect to or otherwise settle any material Tax claim or assessment, or consent to any extension or waiver of any statute of limitations applicable to any material claim or assessment in respect of Taxes;

(n) Corporate Organization. Transfer the ownership or control of any Subsidiary, dissolve or wind up any Subsidiary or create any new Subsidiary; and

(o) Other. Agree in writing or otherwise to take any of the actions described in Sections 5.1(a)-(n) above.

If the Company desires to take an action which would be prohibited pursuant to this Section 5.1 without the prior written consent of Parent, prior to taking such action the Company may request such written consent by sending an e-mail or facsimile to each of the individuals listed on Section 5.1 of the Parent Disclosure Schedule (which such list of individuals may be updated by Parent from time to time by delivering notice thereof to the Company in accordance with Section 10.3), and Parent shall, and shall cause such individuals to, promptly respond to such requests.

5.2 Access to Information; Confidentiality.

(a) From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with the terms set forth in ARTICLE IX of this Agreement, the Company shall, and shall cause its Subsidiaries to, afford to Parent and Parent’s Representatives reasonable access, at reasonable times during normal operating hours, upon prior notice and in a manner as shall not unreasonably interfere with the business or operations of the Company or any Subsidiary thereof, to the officers, employees, accountants, properties, offices and other Facilities and to all books, records, Contracts and other assets of the

Company and its Subsidiaries, and the Company shall, and shall cause its Subsidiaries to, furnish promptly to Parent such other information concerning the business and properties of the Company and its Subsidiaries as Parent may reasonably request from time to time. Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries shall be required to provide access to or disclose information where such access or disclosure would be reasonably likely to jeopardize the protection of attorney-client privilege or contravene any Law (it being agreed that the Parties shall use their commercially reasonable efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention). No investigation shall affect the Company’s representations and warranties contained herein, or limit or otherwise affect the remedies available to Parent or Merger Sub pursuant to this Agreement.

(b) Parent and the Company shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement, which shall survive the termination of this Agreement in accordance with the terms set forth in ARTICLE IX of this Agreement in accordance with the terms set forth therein. The terms and conditions of the Confidentiality Agreement shall apply to any information obtained by Parent or any of its Representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 5.2.

5.3 Insurance. Through the Closing Date, the Company and its Subsidiaries shall use commercially reasonable efforts consistent with past practices to maintain insurance policies existing as of the date of this Agreement providing insurance coverage for the businesses in which the Company and its Subsidiaries are engaged and the assets and properties of the Company and its Subsidiaries of the kinds, in the amounts and against the risks as are commercially reasonable for such businesses and risks covered and for the geographic areas where the Company and its Subsidiaries engage in such businesses.

5.4 Fulfillment of Conditions. The Company shall use its reasonable best efforts to fulfill the conditions specified in ARTICLE VIII to the extent that the fulfillment of such conditions is within its control. The foregoing obligation includes (a) executing and delivering documents necessary or desirable to consummate the Transactions contemplated hereby, and (b) taking or refraining from such actions as may be necessary or requested by Parent in order to fulfill such conditions.

5.5 Disclosure of Certain Matters. From the date of the Agreement through the Closing Date, the Company shall give Parent prompt written notice of any event or development that occurs that (a) is of a nature that would have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, or (b) would require any amendment or supplement to the Proxy Statement.

5.6 Regulatory and Other Authorizations; Notices and Consents.

(a) The Company shall use its commercially reasonable efforts to obtain all material Consents that are or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the Transaction Documents to which it is a party and will reasonably cooperate with Parent in promptly seeking to obtain all such Consents, including, but not limited to any matters involving Government Antitrust Entities.

(b) The Company shall give promptly such notices to third parties and use its commercially reasonable efforts to obtain such third party Consents as are required to consummate the Transactions.

(c) The Company shall cooperate and use its commercially reasonable efforts to assist any other Party in giving such notices and obtaining such Consents as are required to consummate the Transactions.

(d) Notwithstanding the generality of the foregoing, and upon the terms and subject to the conditions of this Agreement, each Party will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable to cause the conditions to the obligations of the other parties hereunder to be satisfied and to consummate the Transactions, including making all necessary filings (including filings under the HSR Act) with any Government Antitrust Entity, and obtaining all necessary waivers, clearances, Consents and approvals from, and taking all steps to avoid any Action or proceeding by, any Government Antitrust Entity.

(e) To the extent required, each of the Parties will use its commercially reasonable efforts to promptly prepare and file, or cause to be promptly prepared and filed, with the appropriate Government Antitrust Entity not later than ten (10) Business Days after the date of this Agreement (unless otherwise mutually agreed among the Parties) a notification with respect to the Transactions pursuant to the HSR Act in which each requests early termination of the waiting period thereunder. Each of the Parties shall respond, as promptly as reasonably practicable to all information requests from a Government Antitrust Entity under the HSR Act, and shall reasonably cooperate with each other in responding to any such request. Each of the Parties will furnish to the other (or its outside counsel) and, upon request, to any Government Antitrust Entity, such information and assistance as may be reasonably requested in connection with the foregoing, including by responding promptly to and complying fully with any request for additional information or documents under the HSR Act; provided, that in no event shall a Party be obligated to provide the other Parties any portion of the information and materials it furnishes to a Government Antitrust Entity in connection with its HSR filing that is not customarily furnished to the other Parties to a transaction in connection with HSR Act filings. Each of the Parties will use its commercially reasonable efforts to resolve favorably any review or consideration of the antitrust aspects of the Transactions by any Government Antitrust Entity with jurisdiction over the enforcement of any applicable Antitrust Laws. Each of the Parties shall promptly inform the other Parties of any communication to or from the Federal Trade Commission (“FTC”), the Antitrust Division of the United States Department of Justice (“DOJ”), or any other Governmental Entity regarding the Transactions. Each of the Parties will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any communication, analysis, appearance, presentation, memorandum, brief, argument, opinion, proposal, or other submission made to a Government Antitrust Entity in connection with any investigation or proceeding under the HSR Act relating to the Transactions. Except as may be prohibited by any Government Antitrust Entity, in connection with any investigation or proceeding under the HSR Act concerning the Transactions, each of the Parties shall permit Representatives of the other Parties to be present and participate in all meetings, conferences, or other communications with a Government Antitrust Entity relating to any such proceeding or investigation.

(f) In furtherance and not in limitation of the efforts referred to above in this Section 5.6, if any objections are asserted with respect to the Transactions under the HSR Act, or if any Action, suit or proceeding is instituted (or threatened to be instituted) by the FTC, the DOJ or any other Governmental Entity or any third party challenging the Transactions or that would otherwise prohibit or materially impair or materially delay the consummation of the Transactions, each Party shall use its commercially reasonable efforts to resolve any such objections or actions, suits or proceedings so as to permit the consummation of the transactions contemplated by this Agreement as expeditiously as possible.

(g) Notwithstanding the foregoing in this Section 5.6, none of Parent or its Affiliates shall be obligated to: (i) offer, negotiate, commit to or effect, by consent decree, hold separate order, trust or otherwise, the sale, divestiture, license or other disposition of any material portion of its capital stock, assets, rights, products or businesses; (ii) agree to any material restrictions on the activities of Parent or its Affiliates (including, after the Closing, the Company); (iii) waive any material rights to which they are entitled; (iv) defend, commence or prosecute any Action; or (v) take any other action to prevent, effect the dissolution of, vacate, or lift any decree, order, judgment, injunction, temporary restraining order, or other order in any suit or proceeding that would otherwise have the effect of preventing or delaying the consummation of the Transactions.

(h) The Company shall cooperate and use its commercially reasonable efforts to assist the Parent and its Affiliates in the preparation of a notification for submission to the appropriate PRC Governmental Entity as provided in SAT Notice [2015] No. 7 in connection with indirect transfer of any PRC Subsidiary of the Company that would occur as a result of the Merger (the “Announcement 7 Notification”). The Parties contemplate that Parent will cause the Announcement 7 Notification to be filed with the appropriate PRC Governmental Entity within thirty (30) days following the Closing.

5.7 No Solicitation.

(a) Subject to Section 5.7(c), Section 5.7(e) and Section 5.7(f), from the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with the terms set forth in ARTICLE IX of this Agreement (the “Exclusivity Period”), the Company shall not, and shall cause its Subsidiaries not to, and shall not authorize or knowingly permit its employees, directors, officers or Representatives to, directly or indirectly, solicit, initiate or knowingly facilitate or knowingly encourage the submission of any Acquisition Proposal, or the making of any proposal that is reasonably expected to lead to any Acquisition Proposal, from any Person other than Parent, Merger Sub or their respective Affiliates or Representatives or (i) conduct or engage in any discussions (other than to describe its obligations under this Section 5.7(a)) or negotiations with, disclose any non-public information relating to the Company or any of its Subsidiaries to, afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, or knowingly assist, participate in, facilitate or encourage any effort by, any third party (other than Parent, Merger Sub or their respective Affiliates or Representatives) in furtherance of or for the purpose of obtaining an Acquisition Proposal, or (ii) enter into any agreement or other Contract with any Person (other than Parent, Merger Sub or their respective Affiliates or Representatives) relating to any Acquisition Proposal (except for an Acceptable Confidentiality Agreement) (each, a “Company Acquisition Agreement”).

(b) Subject to Section 5.7(c), Section 5.7(e) and Section 5.7(f), during the Exclusivity Period, neither the Company Board nor any committee thereof shall (i) fail to include the Company Board Recommendation in the Proxy Statement, (ii) withdraw, amend, modify or materially qualify, in a manner adverse to Parent or Merger Sub, the Company Board Recommendation, (iii) publicly recommend an Acquisition Proposal to the Company’s shareholders, (iv) fail to recommend against acceptance of any tender offer or exchange offer for the Company Shares within five (5) Business Days after the commencement of such offer or fail to reaffirm the Company Board Recommendation within three (3) Business Days following Parent’s reasonable request therefor, or (v) resolve or agree to take any of the foregoing actions (any of the foregoing, a “Company Adverse Recommendation Change”). The Company shall, and shall cause its Subsidiaries to cease immediately and cause to be terminated, and shall not authorize or knowingly permit any of its or their Representatives to continue, any and all discussions or negotiations, if any, with any third party (other than Parent, Merger Sub or their respective Affiliates or Representatives) ongoing as of the date of the Agreement with respect to any Acquisition Proposal and shall instruct any such third party (or its agents or advisors) that has in the twelve (12) months prior to the date of this Agreement executed a confidentiality agreement relating to an Acquisition Proposal with or for the benefit of the Company to promptly return or destroy, in accordance with the terms of such confidentiality agreement, all non-public information in respect of the Company or any of its Subsidiaries that was furnished by or on behalf of the Company and its Subsidiaries.

(c) Notwithstanding Section 5.7(a), at any time prior to receipt of the Company Shareholder Approval, the Company Board, directly or indirectly through any Representative, may, subject to Section 5.7(d), (i) participate in negotiations or discussions concerning an Acquisition Proposal with, and only with, a third party (or such third party’s Representatives) that has made (and not withdrawn) an Acquisition Proposal in writing that the Company Board believes in good faith, after consultation with outside legal counsel and the Company Financial Advisor, constitutes or could reasonably be expected to result in a Superior Proposal, (ii) thereafter furnish to such third party non-public information relating to the Company or any of its Subsidiaries pursuant to an executed confidentiality agreement that constitutes an Acceptable Confidentiality Agreement (a copy of which confidentiality agreement shall be promptly (in any event within one (1) Business Day) provided for informational purposes only to Parent), (iii) following receipt of and on account of a Superior Proposal, make a Company Adverse Recommendation Change, and/or (iv) take any action that any court of competent jurisdiction orders the Company to take (which order remains unstayed), but in each case referred to in the foregoing clauses (i) through (iii), only if the Company Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of the Company Board under applicable Law. Nothing contained herein shall prevent the Company Board from (i) disclosing to the Company’s shareholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act with regard to an Acquisition Proposal or (ii) making any disclosure to the Company’s shareholders that the Company Board determines, after consultation with its outside legal counsel, is required in order to fulfill its fiduciary duties under, or in order to otherwise comply with, applicable Law; provided, however, that any such statement(s) shall be subject to the terms and conditions of this Agreement. For the avoidance of doubt, it shall not constitute a Company Adverse Recommendation Change for the Company Board to make a “stop, look and listen” communication pursuant to Rule 14d9-f or any statement to similar effect.

(d) The Company Board shall not take any of the actions referred to in clauses (i) through (iv) of Section 5.7(c) unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action. The Company shall notify Parent promptly (and in any event within one (1) Business Day) orally and in writing (which may be by email) after it obtains Knowledge of the receipt by the Company (or any of its Representatives) of any Acquisition Proposal or any request that is received after the date of this Agreement from any Person (other than Parent, Merger Sub or their respective Affiliates or Representatives) for non-public information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries, in each case, related to an Acquisition Proposal or, to the Knowledge of the Company, that is to be used for the purposes of making an Acquisition Proposal. In such notice, the Company shall identify the third party making, and details of the material terms and conditions of, any such Acquisition Proposal or request. The Company shall notify Parent promptly (and in any event within one (1) Business Day) of any material amendments or proposed amendments as to price and other material terms thereof. Furthermore, the Company shall promptly (and in any event within one (1) Business Day) after receipt or delivery thereof, provide Parent (or its outside counsel) with copies of all material transaction agreements accompanying such Acquisition Proposal or request (including any written, or electronic material to the extent such material contains any financial terms, conditions or other material terms relating to any Acquisition Proposal, including the financing thereof). The Company shall provide Parent with at least twenty-four (24) hours prior notice of any meeting of the Company Board (or such lesser notice as is provided to the members of the Company Board) at which the Company Board is reasonably expected to consider any Acquisition Proposal. The Company shall promptly provide Parent with copies of any non-public information concerning the Company’s business, present or future performance, financial condition or results of operations, provided by or on behalf of the Company to any third party in accordance with Section 5.7(c), to the extent such information has not been previously provided to Parent or its Representatives. The Company shall not, and shall cause its Subsidiaries not to, enter into any Contract with any Person subsequent to the date of this Agreement that prohibits the Company from providing the information described in Section 5.7(c) or this Section 5.7(d) to Parent.

(e) Notwithstanding anything to the contrary contained in Section 5.7(a) or Section 5.7(b), at any time prior to receipt of the Company Shareholder Approval, the Company Board may make a Company Adverse Recommendation Change for a reason unrelated to a Superior Proposal if the Company Board has determined in good faith, after consultation with its outside legal counsel, that, in light an Intervening Event and taking into account the results of any negotiations with, and any offer from, Parent as contemplated by Section 5.7(f) below, that the failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of the Company Board under applicable Law.

(f) Notwithstanding anything to the contrary in this Agreement, at any time prior to the receipt of the Company Shareholder Approval, the Company Board may make a Company Adverse Recommendation Change or terminate this Agreement in order to enter into (or permit any Subsidiary of the Company to enter into) a Company Acquisition Agreement, if:

(1) the Company promptly notifies Parent, in writing, at least three (3) Business Days (the “Notice Period”) before making a Company Adverse Recommendation Change (or, in the case of a Superior Proposal, entering into (or causing a Subsidiary of the Company to enter into) a Company Acquisition Agreement), of its intention to take such action with respect to a Superior Proposal, which notice shall state expressly that the Company has either (A) received an Acquisition Proposal that the Company Board intends to declare a Superior Proposal or (B) recognized the occurrence of an Intervening Event, and that the Company Board intends to make a Company Adverse Recommendation Change and/or the Company intends to enter into a Company Acquisition Agreement with respect thereto, as applicable;

(2) with respect to a Superior Proposal, the Company attaches to such notice the most current version of any written proposed agreement providing for the transaction contemplated by such Superior Proposal (which version shall be updated on a prompt basis) and the identity of the third party making such Superior Proposal;

(3) the Company shall, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause its and its Subsidiaries’ Representatives to, during the Notice Period, negotiate with Parent in good faith to make such adjustments in the terms and conditions of this Agreement so that (A) such Acquisition Proposal ceases to constitute a Superior Proposal if Parent, in its discretion, proposes to make such adjustments in a manner that would form a binding Contract if accepted by the Company (it being agreed that, with respect to a Superior Proposal, in the event that, after commencement of the Notice Period, there is any material revision to the material terms of such Acquisition Proposal, including, any revision in price, the Notice Period shall be extended, if applicable, to ensure that at least two (2) Business Days remain in the Notice Period subsequent to the time the Company notifies Parent of any such material revision (it being understood that there may be multiple extensions)) or (B) the Company Board’s fiduciary duty to make a Company Adverse Recommendation Change as a result of an Intervening Event would be obviated, as applicable; and

(4) the Company Board determines in good faith, after consulting with outside legal counsel and the Company Financial Advisor, that (A) such Acquisition Proposal continues to constitute a Superior Proposal or (B) the Company Board’s fiduciary duty to make a Company Adverse Recommendation Change as a result of an Intervening Event would remain, as applicable, after taking into account any adjustments made by Parent during the Notice Period in the terms and conditions of this Agreement.

(g) The Company shall keep confidential any proposals made by Parent to revise the terms of this Agreement, other than in the event of any amendment to this Agreement or to the extent required by applicable Law to be disclosed.

(h) The Company agrees that any action taken by a Company Representative that, if taken by the Company, would constitute a material breach of the restrictions set forth in this Section 5.7 shall be deemed to be a material breach of this Section 5.7 by the Company.

(i) No Company Adverse Recommendation Change shall change the approval of the Company Board for purposes of causing any takeover Law to be applicable to the Transactions.

5.8 Preparation of the Proxy Statement.

(a) Within ten (10) Business Days after the date of this Agreement, the Company shall prepare, in consultation with Parent, and cause to be filed with the SEC the Proxy Statement in preliminary form. Each of the Company and Parent shall furnish all information concerning itself, its Affiliates and the holders of its shares to the other and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement. Notwithstanding the foregoing, the Company shall have no responsibility with respect to information or statements made or incorporated by reference in the Proxy Statement which were based on information supplied by or on behalf of Parent.

(b) The Company shall promptly notify Parent upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Proxy Statement, and shall, as promptly as practicable after receipt thereof, provide Parent with copies of all correspondence between the Company and its Representatives, on one hand, and the SEC, on the other hand, and all written comments with respect to the Proxy Statement received by the Company from the SEC and advise Parent of any oral comments with respect to the Proxy Statement received from the SEC. The Company shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Proxy Statement. Parent shall and shall cause its Representatives to assist and cooperate with the Company and its Representatives in the resolution of any such comments from the SEC related thereto. Notwithstanding the foregoing, prior to filing the preliminary or definitive draft of the Proxy Statement with the SEC, mailing the Proxy Statement (or any amendment or supplement thereto), or responding to any comments of the SEC with respect thereto, the Company shall provide Parent a reasonable opportunity to review and comment on such document or response in advance (including the proposed final version of such document or response) and the Company shall consider in good faith any comments provided by Parent or any of its Representatives with respect thereto.

(c) If, at any time prior to the receipt of the Company Shareholder Approval, any information relating to the Company or Parent, respectively, or any of their respective Affiliates, should be discovered by the Company or Parent which, in the reasonable judgment of the Company or Parent, respectively, should be set forth in an amendment of, or a supplement to, the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Proxy Statement and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to shareholders of the Company. Nothing in this Section 5.8(c) shall limit the obligations of any Party under Section 5.8(b).

(d) For purposes of this Section 5.8, any information concerning or related to the Company, its Affiliates or the Company Shareholder Meeting will be deemed to have been provided by the Company, and any information concerning or related to Parent or its Affiliates will be deemed to have been provided by Parent.

(e) The Company shall bear all of all fees and expenses, other than attorneys’ fees, incurred by or on behalf of the Company in connection with the filing, printing and mailing of the Proxy Statement and any amendments or supplements thereto.

5.9 Company Shareholder Meeting.

(a) As promptly as practicable following the date of this Agreement, the Company shall, in accordance with applicable Law and the Company Articles and Company Bylaws, establish a record date for, duly call, give notice of, convene and hold the Company Shareholder Meeting. The Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the shareholders of the Company entitled to vote at the Company Shareholder Meeting and to hold the Company Shareholder Meeting as soon as practicable thereafter. The Company shall, through the Company Board of Directors, recommend to its shareholders that they give the Company Shareholder Approval, include such recommendation in the Proxy Statement and solicit and use its reasonable best efforts to obtain the Company Shareholder Approval, except in each case to the extent that the Company Board of Directors shall have made a Company Adverse Recommendation Change as permitted by Section 5.7. Notwithstanding the foregoing provisions of this Section 5.9, if:

(1) on a date for which the Company Shareholder Meeting is scheduled, the Company has not received proxies representing a sufficient number of shares of Company Common Stock (A) to conduct business at the meeting or (B) to obtain the Company Shareholder Approval, whether or not a quorum is present;

(2) the Company is required to postpone or adjourn the Company Shareholder Meeting by applicable Law, order or a request from the SEC or its staff; or

(3) the Company Board (or any committee thereof) has determined in good faith (after consultation with outside legal counsel) that it is necessary or appropriate to postpone or adjourn the Company Shareholder Meeting, including in order to give the Company’s shareholders sufficient time to evaluate any information or disclosure that the Company has sent to the shareholders of the Company or otherwise made available to the shareholders of the Company (including in connection with any Company Adverse Recommendation Change);

then, the Company shall have the right to make one or more successive postponements or adjournments of the Company Shareholder Meeting. Once the Company has established a record date for the Company Shareholder Meeting, the Company shall not change such record date or establish a different record date for the Company Stockholder Meeting without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), unless, following consultation with Parent, required to do so by applicable Law or the Company Articles or Company Bylaws. Without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), the approval of this Agreement, the adjournment of the Company Shareholder Meeting, as necessary, to solicit additional proxies if there are insufficient votes in favor of approval of this Agreement, and the advisory vote required by Rule 14a-21(c) under the Exchange Act shall be the only matters (other than matters of procedure and matters required by applicable Law to be voted on by the Company’s shareholders in connection with the approval of this Agreement) that the Company shall propose to be acted on by the shareholders of the Company at the Company Shareholder Meeting.

(b) The Company will use reasonable best efforts to hold the Company Shareholder Meeting as soon as practicable after the Proxy Statement is mailed to the Company’s shareholders.

(c) Without limiting the generality of the foregoing, unless this Agreement has been previously terminated in full compliance with ARTICLE IX, the Company agrees that (i) its obligation to duly call, give notice of, convene and hold the Company Shareholder Meeting shall not be affected by any Change of Board Recommendation and (ii) its obligations pursuant to this Section 5.9 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal (whether or not a Superior Proposal). Unless this Agreement is terminated in accordance with ARTICLE IX, the Company agrees that it shall not submit to the vote of the shareholders of the Company any Acquisition Proposal (whether or not a Superior Proposal) prior to the vote of the shareholders of the Company with respect to the Merger at the Company Shareholder Meeting.

5.10 Disposition of Company Equity Awards. The Company Board, or a committee thereof consisting of Non-Employee Directors (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall adopt resolutions in advance of the Effective Time providing that, in connection with the transactions contemplated by this Agreement, the disposition of any Company Common Stock or Company Equity Awards and/or receipt of Parent Stock by Exchange Act Section 16 reporting persons is intended to be exempt from Exchange Act Section 16(b) liability pursuant to Rule 16b-3 under the Exchange Act.

ARTICLE VI

Additional Covenants of Parent

6.1 Fulfillment of Conditions. From the date of the Agreement to the Closing Date, Parent shall use its reasonable best efforts to fulfill the conditions specified in ARTICLE VIII. The foregoing obligation includes, without limitation, (a) executing and delivering documents as are necessary or desirable to consummate the Transactions, (b) taking or refraining from such actions as may be necessary or reasonably requested by the Company to fulfill such conditions (including using its reasonable best efforts to conduct the business of Parent and the Merger Sub in such manner that on the Closing Date the representations and warranties of Parent contained herein shall be accurate as though then made).

6.2 Regulatory and Other Authorizations; Notices and Consents. Parent shall use its reasonable best efforts to obtain all authorizations, Consents, orders and approvals of all Governmental Entities and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the Transaction Documents to which it is a party and shall cooperate fully with the Company in promptly seeking to obtain all such authorizations, Consents, orders and approvals (and in such regard use reasonable best efforts to cause the relevant Government Entities to permit the Company and/or its counsel to participate in the conversation and correspondence with such Government Authorities together with Parent’s counsel). For the avoidance of doubt, this Section 6.2 shall be in furtherance of, and not in limitation of, any of Parent’s obligations under Section 5.6.

6.3 Directors’ and Officers’ Indemnification and Insurance.

(a) Parent and Merger Sub agree that all rights to indemnification, advancement of expenses and exculpation by the Company or its Subsidiaries now existing in favor of each Person who is now, or has been at any time prior to the date of the Agreement or who becomes prior to the Effective Time an officer or director of the Company or its Subsidiaries (each an “Indemnified Party”) as provided in the Company Articles and Company Bylaws or similar governing documents of the Company’s Subsidiaries, in each case as in effect on the date of this Agreement, or pursuant to any other Contracts in effect on the date of the Agreement and disclosed in Section 6.3(a) of the Company Disclosure Schedule (the “Indemnification Contracts”) (or with respect to Persons who become a director or officer of the Company prior to the Effective Time, in a form substantially similar the Indemnification Contracts) for acts or omissions occurring prior to the Effective Time (including acts or omissions occurring in connection with this Agreement and the consummation of the Merger) shall be honored by the Surviving Corporation and its Subsidiaries and shall survive the Merger and shall remain in full force and effect in accordance with their terms. Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, honor and fulfill in all respects the obligations of the Company and its Subsidiaries under any and such Indemnification Contracts.

(b) For six years after the Effective Time, to the fullest extent permitted under applicable Law, Parent and the Surviving Corporation and any successor to the Surviving Corporation shall, and Parent shall cause the Surviving Corporation or its successor to indemnify, defend and hold harmless each Indemnified Party against all losses, claims, damages, liabilities, fees, expenses, Judgments and fines arising directly or indirectly, in whole or in part out of actions or omissions in their capacity as such occurring at or prior to the Effective Time (including in connection with the Transactions contemplated by this Agreement), and shall advance and/or reimburse each Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such losses, claims, damages, liabilities, fees, expenses, Judgments and fines as the same are incurred, subject to the Surviving Corporation’s receipt of an undertaking by such Indemnified Party to repay such legal and other fees and expenses paid in advance if it is ultimately determined in a final and non-appealable Judgment of a court of competent jurisdiction that such Indemnified Party is not entitled to be indemnified under applicable Law; provided, however, that the Surviving Corporation will not be liable for any settlement effected without the Surviving Corporation’s prior written Consent (which Consent shall not be unreasonably withheld, conditioned or delayed).

(c) Parent shall cause the Surviving Corporation to provide, for an aggregate period of not less than six (6) years from the Effective Time, the Company’s current directors and officers an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the “D&O Insurance”) that is no less favorable than the Company’s existing policy as of the date of this Agreement or, if insurance coverage that is no less favorable is unavailable, the best available coverage; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of three hundred percent (300%) of the last annual premium paid prior to the date of this Agreement or, if less, the cost of a policy providing coverage on the same terms as the Company’s existing policy as of the date of this Agreement; provided, further, that the Company may prior to the Effective Time substitute therefor a single premium tail coverage with respect to D&O Insurance, in a form reasonably acceptable to Parent, with an annual cost not in excess of three hundred percent (300%) of the last annual premium paid prior to the date of this Agreement.

(d) The obligations of Parent and the Surviving Corporation under this Section 6.3 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 6.3 applies without the Consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 6.3 applies shall be third party beneficiaries of this Section 6.3, each of whom may enforce the provisions of this Section 6.3).

(e) In the event the Surviving Corporation or any of its respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers or licenses all or substantially all of its properties and assets (including Intellectual Property Rights) to any Person, then, and in either such case, proper provision shall be made so that each of such successors and assigns of the Surviving Corporation shall assume all of the obligations set forth in this Section 6.3 to the extent of the assets transferred to such successor or assign. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 6.3 is not prior to, or in substitution for, any such claims under any such policies.

6.4 Employee Benefit Matters

(a) For a period of one year following the Effective Time, Parent will provide, or will cause to be provided, to those employees of the Company who continue to be employed by Parent and its Subsidiaries, including, following the Closing, the Company (individually, a “Continuing Employee” and collectively, “Continuing Employees”) with: (i) cash compensation, including base salary rate and commission and target bonus opportunity, no lower than the cash compensation provided to such Continuing Employee immediately prior to the Effective Time, (ii) equity awards set forth on Section 6.4(a) of the Company Disclosure Schedule, with respect to fiscal year 2016 awards previously approved by the Company, and (iii) health and welfare benefits on terms at least as favorable, in the aggregate, as the health and welfare benefits provided to such Continuing Employee by the Company immediately prior to the Effective Time.

(b) To the extent Parent elects to have Continuing Employees and their eligible dependents participate in its employee benefit plans, program or policies following the Effective Time, Parent shall use commercially reasonable efforts to, and shall cause the Surviving Corporation to use commercially reasonable efforts to, treat, and cause the applicable benefit plans in which Continuing Employees are entitled to participate to treat, the service of Continuing Employees with the Company or any Subsidiary of the Company or any of their predecessors to the extent previously recognized by the Company as of the date hereof attributable to any period before the Effective Time as service rendered to Parent, the Surviving Corporation, any Subsidiary of Parent for purposes of eligibility to participate, vesting and for other appropriate benefits including the applicability of minimum waiting periods for participation, but excluding benefit accrual (including minimum pension amount), equity incentive plans and eligibility for early retirement under any benefit plan of Parent or eligibility for retiree welfare benefit plans or as would otherwise result in a duplication of benefits. Without limiting the foregoing, Parent shall cause any actively at work or similar limitations, eligibility waiting periods, evidence of insurability requirements or required physical examinations under any health or similar plan of Parent to be waived with respect to Continuing Employees and their eligible dependents. Parent shall also use commercially reasonable efforts to cause any deductibles paid by Continuing Employees under any of the Company’s or its Subsidiaries’ health plans in the plan year in which Continuing Employees and their eligible dependents are transitioned to Parent’s health or similar plans to be credited towards deductibles under the health plans of Parent or any Subsidiary of Parent.

(c) For the terms of the agreements or arrangements, Parent shall cause the Company or the Surviving Corporation, as applicable, to honor, in accordance with their terms, the employment, severance and change in control agreements and arrangements that are listed on Section 6.4(c) of the Company Disclosure Schedule.

(d) Nothing in this Agreement will require the continued employment of any Person, and except as expressly set forth in this Section 6.4, no provision of this Agreement will prevent Parent or the Surviving Corporation from amending or terminating any benefit plans of the Company, the Surviving Corporation, Parent or any of their respective Subsidiaries.

(e) The Company and Parent acknowledge and agree that all provisions contained in this Section 6.4 with respect to employees are included for the sole benefit of the respective parties and will not create any right in any other Person, including any employees, former employees, any participant in any benefit plan or any beneficiary thereof, nor will require the Company to continue or amend any particular benefit plan after the consummation of the transactions contemplated by this Agreement for any employee or former employee of the Company, and any such plan may be amended or terminated in accordance with its terms and applicable Law.

ARTICLE VII

Additional Agreements and Covenants

7.1 Confidentiality. Parent and the Company hereby acknowledge and agree to continue to be bound by the Confidentiality Agreement dated as of May 18, 2015, by and between Parent and the Company (the “Confidentiality Agreement”), which shall survive the termination of this Agreement.

7.2 Public Announcements. The initial press release relating to this Agreement shall be a joint press release, mutually acceptable to each of Parent and the Company. From the date of this Agreement until the Closing or termination of this Agreement in accordance with the terms set forth in ARTICLE IX of this Agreement, Parent and the Company shall cooperate in good faith to jointly prepare all press releases and public announcements pertaining to this Agreement and the Transactions governed by it, and none of the foregoing shall issue or otherwise make any public announcement or communication pertaining to this Agreement or the Transactions without the prior Consent of Parent (in the case of the Company) or the Company (in the case of Parent), except as required by Law as determined after consultation with outside counsel or by the rules and regulations of, or pursuant to any agreement, rules or regulations of, the relevant stock exchange or trading system, or for information that has been publicly disclosed in accordance with the requirements of this Section 7.2 prior to such public announcement or communication. Each Party will not unreasonably withhold approval from the others with respect to any press release or public announcement. The restrictions set forth in this Section 7.2 shall not apply to any release, announcement or disclosure made or proposed to be made by any Party with respect to an Acquisition Proposal, Intervening Event, Company Adverse Recommendation Change or Superior Proposal.

ARTICLE VIII

Conditions to Closing

8.1 Mutual Conditions Precedent. The respective obligations of the Company, Parent and Merger Sub to enter into and complete the Closing are subject to the fulfillment, on or prior to the Closing Date, of the following conditions, any one or more of which may be waived by the Company and Parent in writing:

(a) Approval and Authorization by the Company’s Shareholders. This Agreement shall have been approved in a manner and by the holders of at least a sufficient number of shares of Company Common Stock required to constitute the Company Shareholder Approval.

(b) No Injunction or Illegality. No Specified Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any final and nonappealable Law or order making illegal, permanently enjoining or otherwise permanently prohibiting the consummation of the Transactions.

(c) Requisite Regulatory Approvals. All waiting periods (and extensions thereof) applicable to the Merger under the HSR Act shall have expired or been terminated.

8.2 Company’s Conditions Precedent. The obligations of the Company to enter into and complete the Closing are subject, at the option of the Company, to the fulfillment on or prior to the Closing Date of the following conditions by Parent and Merger Sub, any one or more of which may be waived by the Company in writing:

(a) Representations and Covenants. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct on and as of the Closing Date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct as of that date), except where the failure of such representations or warranties to be so true and correct has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, and Parent and Merger Sub shall each have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by each of them on or prior to the Closing Date, and Parent shall have delivered to the Company a certificate, dated the Closing Date, to the foregoing effect.

(b) Material Adverse Effect on Parent. There shall not have been any occurrence, event, incident, action, failure to act, or transaction since the date of the Agreement which has had or is reasonably likely to cause a Material Adverse Effect on Parent that is continuing.

(c) Agreement of Merger. The Agreement of Merger to be filed in accordance with the California Law on the Closing Date shall have been executed and delivered by Merger Sub.

8.3 Parent’s Conditions Precedent. The obligations of Parent and Merger Sub to enter into and complete the Closing are subject, at the option of Parent, to the fulfillment on or prior to the Closing Date of the following conditions by the Company, any one or more of which may be waived by Parent in writing:

(a) Representations and Covenants. The representations and warranties of the Company contained in this Agreement shall be true and correct on and as of the Closing Date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct as of that date), except where the failure of such representations or warranties to be so true and correct has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, and the Company shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and the Company shall have delivered to Parent a certificate, dated the Closing Date, to the foregoing effect.

(b) No Material Adverse Effect on the Company. There shall not have been any occurrence, event, incident, action, failure to act, or transaction since the date of the Agreement which has had or is reasonably likely to cause a Material Adverse Effect on the Company that is continuing.

(c) FIRPTA Certificate. The Company shall have furnished to Parent a certification in accordance with Treasury Regulation § 1.1445-2(c), and otherwise in form and substance reasonably satisfactory to Parent, certifying that an interest in the Company is not a real property interest because the Company is not and has not been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code (a “FIRPTA Certificate”). Parent shall file such certification with the Internal Revenue Service on behalf of the Company.

ARTICLE IX

Termination, Amendment and Waiver

9.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the shareholders of the Company) by mutual written consent of Parent, Merger Sub and the Company.

9.2 Termination by either Parent or the Company. This Agreement may be terminated by either Parent or the Company at any time prior to the Effective Time (notwithstanding any approval and authorization of this Agreement by the shareholders of the Company):

(a) if the Merger has not been consummated on or before March 2, 2016 (the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 9.2(a) shall not be available to any Party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated on or before the End Date;

(b) if any Specified Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law that remains in effect (other than the application to the Transactions of applicable waiting periods under the HSR Act or other Antitrust Laws) or order making illegal, permanently enjoining or otherwise permanently prohibiting the consummation of the Transactions, and such Law or order (i) shall have or is reasonably expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole and (ii) shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 9.2(b) shall not be available to any Party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the issuance, promulgation, enforcement or entry of any such Law or Order; or

(c) if this Agreement has been submitted to the shareholders of the Company for approval and authorization at a duly convened Company Shareholders Meeting and the Company Shareholder Approval shall not have been obtained at such meeting (including any adjournment or postponement thereof).

9.3 Termination By Parent. This Agreement may be terminated by Parent at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the shareholders of the Company):

(a) if, prior to the receipt of the Company Shareholder Approval at the Company Shareholder Meeting, (i) a Company Adverse Recommendation Change shall have occurred, (ii) the Company shall have entered into, or publicly announced its intention to enter into, a Company Acquisition Agreement (other than an Acceptable Confidentiality Agreement), or (iii) the Company shall have materially breached its obligations under Section 5.7; or

(b) if there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement such that the conditions set forth in Section 8.2(a) would not be satisfied and such breach is incapable of being cured by the End Date; provided that Parent shall have given the Company at least 30 days written notice prior to such termination stating Parent’ intention to terminate this Agreement pursuant to this Section 9.3(b).

9.4 Termination by the Company. This Agreement may be terminated by the Company at any time prior to the Effective Time (notwithstanding, in the case of Section 9.4(b) immediately below, any approval and authorization of this Agreement by the shareholders of the Company):

(a) if prior to the receipt of the Company Shareholder Approval at the Company Shareholders Meeting, the Company Board authorizes the Company, in full compliance with the terms of this Agreement to enter into a Company Acquisition Agreement (other than an Acceptable Confidentiality Agreement) in respect of a Superior Proposal;

provided that the Company shall have paid the full amount due pursuant to Section 9.6(b) hereof prior to or concurrently with the termination of this Agreement pursuant to this Section 9.4(a); and provided further that any attempted termination of this Agreement pursuant to this Section 9.4(a) shall become effective no earlier than upon payment to Parent of the full amount due pursuant to Section 9.6(b) hereof; or

(b) if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement such that the conditions set forth in Section 8.1(a) would not be satisfied and such breach is incapable of being cured by the End Date; provided that the Company shall have given Parent at least 30 days written notice prior to such termination stating the Company’s intention to terminate this Agreement pursuant to this Section 9.4(b); or

(c) if (i) all of the conditions set forth in Sections 8.1 and 8.3 (other than those conditions that by their terms are to be satisfied at the Closing) have been satisfied or waived, (ii) Parent shall have failed to consummate the Merger by the time set forth in Section 1.2, and (iii) the Company shall have given Parent written notice at least five (5) Business Days prior to such termination stating the Company’s intention to terminate this Agreement pursuant to this Section 9.4(c).

9.5 Notice of Termination; Effect of Termination. The Party desiring to terminate this Agreement pursuant to this ARTICLE IX (other than pursuant to Section 9.1) shall deliver written notice of such termination to each other Party specifying with particularity the reason for such termination, and any such termination in accordance with this Section 9.5 shall be effective immediately upon delivery of such written notice to the other Parties; provided, however, that any purported termination of this Agreement by the Company pursuant to Section 9.4(a) shall be effective solely upon payment by the Company to Parent of the full amount due pursuant to Section 9.6(b). If this Agreement is terminated pursuant to this ARTICLE IX, it will become void and of no further force and effect, with no liability on the part of any Party (or any stockholder, director, officer, employee, agent or Representative of such Party) to any other Party hereto, except (i) with respect to Section 5.2(b), this Section 9.5, Section 9.6 and ARTICLE X (and any related definitions contained in any such Sections or ARTICLE X), which shall remain in full force and effect and (ii) a Party shall remain liable for any liabilities or damages caused by such Party to the extent such liabilities or damages were the result of fraud or the willful and material breach of this Agreement by such Party.

9.6 Fees and Expenses Following Termination.

(a) If this Agreement is terminated by Parent pursuant to Section 9.3(a), then the Company shall pay to Parent (by wire transfer of immediately available funds), within two (2) Business Days after such termination, a fee in an amount equal to the Termination Fee.

(b) If this Agreement is terminated by the Company pursuant to Section 9.4(a), then the Company shall pay to Parent (by wire transfer of immediately available funds), at or prior to such termination, the Termination Fee.

(c) If this Agreement is terminated by the Company or Parent pursuant to (i) Section 9.2(a) hereof and provided that the Company Shareholder Approval shall not have been obtained at the Company Shareholders Meeting (including any adjournment or postponement thereof) or (ii) Section 9.2(c) hereof and, in the case of clauses (i) and (ii) immediately above, (A) prior to such termination (in the case of termination pursuant to Section 9.2(a)) or the Company Shareholders Meeting (in the case of termination pursuant to Section 9.2(c)), an Acquisition Proposal shall have been publicly disclosed and not withdrawn and (B) within twelve (12) months following the date of such termination of this Agreement the Company shall have entered into a definitive agreement with respect to any Acquisition Proposal, or any Acquisition Proposal shall have been consummated (in each case whether or not such Acquisition Proposal is the same as the original Acquisition Proposal publicly disclosed), then in any such event the Company shall pay to Parent (by wire transfer of immediately available funds), no later than two (2) Business Days following the consummation of such transaction, the Termination Fee, (it being understood for all purposes of this Section 9.6(c), all references in the definition of Acquisition Proposal to 15% shall be deemed to be references to “more than 50%” instead). If a Person (other than Parent or its Affiliates) makes an Acquisition Proposal that has been publicly disclosed and subsequently withdrawn prior to such termination or the Company Shareholders Meeting, as applicable, and, within twelve (12) months following the date of the termination of this Agreement, such Person or any of its controlled Affiliates makes an Acquisition Proposal that is publicly disclosed, such initial Acquisition Proposal shall be deemed to have been “not withdrawn” for purposes of clauses (1) and (2) of this paragraph (c).

(d) The Company acknowledges and hereby agrees that the provisions of this Section 9.6 are an integral part of the Transactions contemplated by this Agreement (including the Merger), and that, without such provisions, Parent and Merger Sub would not have entered into this Agreement. If the Company shall fail to pay in a timely manner the amounts due pursuant to this Section 9.6, and, in order to obtain such payment, Parent makes a claim against the Company therefor that results in a Judgment against the Company, the Company shall pay to Parent the reasonable and documented costs and expenses of Parent (including its reasonable attorneys’ fees and expenses) incurred or accrued in connection with such suit, together with interest on the amounts set forth in this Section 9.6 at the prime lending rate prevailing during such period as published in The Wall Street Journal. Any interest payable hereunder shall be calculated on a daily basis from the date such amounts were required to be paid until (but excluding) the date of actual payment. The Parties acknowledge and agree that in no event shall the Company be obligated to pay the Termination Fee on more than one occasion.

(e) Notwithstanding anything to the contrary in this Agreement, Parent and Merger Sub agree that, upon any termination of this Agreement under circumstances where the Termination Fee is payable by the Company pursuant to this Section 9.6 and such Termination Fee is paid in full, such fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent or Merger Sub or any of their respective Affiliates in connection with this Agreement and the negotiation, execution and performance thereof, and Parent and Merger Sub shall be precluded from any other remedy against the Company or its Subsidiaries, at law or in equity or otherwise, and neither Parent nor Merger Sub shall seek to obtain any recovery, Judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the Company or any of the Company’s Subsidiaries or any of their respective directors, officers, employees, partners, managers, members, stockholders or Affiliates or their respective Representatives in connection with this Agreement or the Transactions contemplated hereby.

(f) Except as expressly set forth in this Section 9.6, all Expenses incurred in connection with this Agreement and the Transactions contemplated hereby will be paid by the Party incurring such Expenses.

9.7 Amendment. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Company Shareholder Approval, by written agreement signed by each of the Parties hereto; provided, however, that following the receipt of the Company Shareholder Approval, there shall be no amendment or supplement to the provisions of this Agreement which by Law or in accordance with the rules of any relevant self-regulatory organization would require further approval by the holders of the Company Shares without such approval.

9.8 Extension; Waiver. At any time prior to the Effective Time, Parent or Merger Sub, on the one hand, or the Company, on the other hand, may (a) extend the time for the performance of any of the obligations of the other Party(ies), (b) waive any inaccuracies in the representations and warranties of the other Party(ies) contained in this Agreement or in any document delivered under this Agreement, or (c) unless prohibited by applicable Law, waive compliance with any of the covenants, agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any extension or waiver will be valid only if set forth in an instrument in writing signed by such Party. The failure or delay of any Party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

ARTICLE X

Miscellaneous

10.1 Non-Survival and Representations and Warranties. None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement will survive the Effective Time. This Section 10.1 does not limit any covenant of the Parties to this Agreement which, by its terms, contemplates performance after the Effective Time.

10.2 Disclosure Schedule References. The parties hereto agree that any reference in a particular Section of the Company Disclosure Schedule or Parent Disclosure Schedule, as the case may be, shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the relevant Party that are contained in the corresponding Section of this Agreement and (ii) any other representations and warranties of such Party that is contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be reasonably apparent to an individual who has read that reference and such representations and warranties.

10.3 Notices. All notices, requests, claims, demands and other communications required or permitted under, or otherwise made in connection with, this Agreement, shall be in writing (including e-mail) and shall be deemed to have been duly given (a) when delivered in person, (b) upon confirmation of receipt when transmitted by facsimile transmission, (c) upon receipt after dispatch by registered or certified mail, postage prepaid, (d) on the next Business Day if transmitted by national overnight courier (with confirmation of delivery) or (e) on the date delivered if sent by e-mail (with confirmation of delivery), in each case, addressed as follows:

if to Parent or Merger Sub, to:

Diodes Incorporated

4949 Hedgcoxe Road, Suite 200

Plano, TX 75024

Attention: Keh-Shew Lu, Chief Executive Officer

Facsimile No.: (972) 731-3510

Email: KS_Lu@diodes.com

with a copy to (which shall not constitute notice):

Sheppard, Mullin, Richter & Hampton, LLP

333 South Hope Street

Forty-Third Floor

Los Angeles, CA 90071

Attention: Peter M. Menard, Esq.

Facsimile No.: (213) 443-2860

Email: pmenard@sheppardmullin.com

if to the Company, to:

Pericom Semiconductor Corporation

1545 Barber Lane

Milpitas, California 95035

Attention: Alex Hui

Facsimile No.: (408) 434-1040

Email: AHui@PERICOM.com

with a copy to (which shall not constitute notice):

Latham & Watkins LLP

140 Scott Drive

Menlo Park, California 94025

Attention: Tad J. Freese

Facsimile No.: (650) 463-2600

Email: tad.freese@lw.com

or to such other address or facsimile number as such Party may hereafter specify for the purpose by notice to the other Parties hereto.

10.4 Interpretation.

(a) When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.

(b) The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

(c) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(d) Unless otherwise specifically provided for herein, the terms “or” will not be deemed to be exclusive.

(e) The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(f) Unless otherwise indicated, all references herein to dollars or “$” shall mean and refer to U.S. denominated dollars.

(g) The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified.

(h) All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.

(i) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, and words denoting either gender shall include both genders as the context requires. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(j) A reference to any legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefore and all rules, regulations and statutory instruments issued or related to such legislation.

(k) The parties hereto acknowledge that they have participated in the drafting of this Agreement and have been represented by counsel during the negotiation and execution of this Agreement and, therefore, agree to waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

(l) A reference to any “willful breach” or any breach committed “willfully” shall mean a breach that is a consequence of an act undertaken, or inaction by, the breaching Party with the actual Knowledge and intent that the taking of such act or inaction would constitute or cause a breach of this Agreement.

(m) Although the same or similar subject matters may be addressed in different provisions, the parties intend that each such provision shall be read separately, be given independent legal significance and not be construed as limiting any other provision in this Agreement (whether or not more general or more specific in scope, substance or content).

10.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that Transactions are fulfilled to the extent possible.

10.6 Entire Agreement; Third Party Beneficiaries. This Agreement, taken together with all Exhibits, Annexes and Schedules and the other documents delivered pursuant hereto (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the Transactions (except the Confidentiality Agreement, which shall survive the execution of this Agreement and continue to be binding pursuant to its terms) and (b) nothing in this Agreement, express or implied, is intended to or will confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement except for (i) each Indemnified Party as set forth in Section 6.3, (ii) the Company on behalf of the Company’s equityholders to pursue damages (including claims for damages based on loss of the economic benefits of the Transactions to the Company’s equityholders) in the event of the breach of this Agreement prior to the Closing Date by Parent or Merger Sub (whether or not this Agreement has been terminated pursuant to ARTICLE IX), which right is hereby expressly acknowledged and agreed by Parent and Merger Sub, and (iii) as expressly set forth in this Agreement. The third-party beneficiary rights referenced in clause (ii) of the preceding sentence may be exercised only by the Company (on behalf of the Company’s equityholders as their agent) through actions expressly approved by the Company Board, and no Company equityholder whether purporting to act in its capacity as a Company equityholder or purporting to assert any right (derivatively or otherwise) on behalf of the Company, will have any right or ability to exercise or cause the exercise of any such right.

10.7 Counterparts; Facsimile Execution. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the Parties and delivered to the other Parties. Facsimile or .pdf execution and delivery of this Agreement is legal, valid and binding for all purposes.

10.8 Governing Law; Jurisdiction.

(a) This Agreement and all disputes, controversies, cross-claims, third-party claims or other Proceedings of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, arising out of or in connection with or relating to any matter which is the subject of this Agreement or any of the transactions contemplated by this Agreement will be governed by, and construed in accordance with, the Laws of the State of California, without regard to Laws that may be applicable under conflicts of laws principles (whether of the State of California or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of California.

(b) Each of the parties hereto (i) consents to submit itself to the exclusive personal jurisdiction and exclusive venue of any United States federal court or California state court located in the City and County of Los Angeles, California with respect to any dispute arising out of, relating to or in connection with this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it will not bring any action arising out of, relating to or in connection with this Agreement or any of the transactions contemplated by this Agreement in a United States federal or state court sitting in the City and County of Los Angeles,, California, as described above. Nothing in this Section 10.8 shall prevent any Party from bringing an action or proceeding in any jurisdiction to enforce any Judgment entered by any United States federal court or California state court located in the City and County of Los Angeles,, California, as applicable. Each of the Company, Parent and Merger Sub hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth on the signature page hereof shall be effective service of process for any suit or proceeding in connection with this Agreement or any of the transactions contemplated hereby.

10.9 Specific Performance. The Company, Parent and Merger Sub acknowledge and agree that irreparable damage would occur in the event any of the provisions of this Agreement required to be performed by any of the Parties were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. Accordingly, in the event of any breach or threatened breach by any Party of any covenant or obligation contained in this Agreement, the Company or Parent shall be entitled to obtain, without proof of actual damages (and in addition to any other remedy to which such Party may be entitled at law or in equity): (a) a decree or order from a court of competent jurisdiction of specific performance to enforce the observance and performance of such covenant or obligation; and (b) an injunction from a court of competent jurisdiction restraining such breach or threatened breach. Each Party hereby waives any requirement for the securing or posting of any bond in connection with any such remedy.

10.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of the other Parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

DIODES INCORPORATED

By:	/s/ Keh-Shew Lu
Name:	Keh-Shew Lu
Title:	Chief Executive Officer

PSI MERGER SUB, INC.

By:	/s/ Keh-Shew Lu
Name:	Keh-Shew Lu
Title:	Chief Executive Officer

PERICOM SEMICONDUCTOR CORPORATION

By:	/s/ Alex Chiming Hui
Name:	Alex Chiming Hui
Title:	Chief Executive Officer

ANNEX A

Definitions

“$” or “Dollars” means the lawful currency of the United States of America.

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains confidentiality provisions that are no less favorable to the Company than those contained in the Confidentiality Agreement.

“Acquisition Proposal” means a proposal or offer from, or indication of interest in making a proposal or offer by, any Person (other than Parent and its Affiliates, including Merger Sub) concerning any (a) direct or indirect acquisition of assets of the Company or its Subsidiaries (including any voting equity interests of Subsidiaries, but excluding sales of assets in the ordinary course of business) equal to fifteen percent (15%) or more of the fair market value of the Company’s consolidated assets or to which fifteen percent (15%) or more of the Company’s net revenues or net income on a consolidated basis are attributable, (b) direct or indirect acquisition of fifteen percent (15%) or more of the voting equity interests of the Company, (c) tender offer or exchange offer that if consummated would result in any Person beneficially owning (within the meaning of Section 13(d) of the Exchange Act) fifteen percent (15%) or more of the voting equity interests of the Company, (d) merger, consolidation, other business combination or similar transaction involving the Company or any of its Subsidiaries, pursuant to which such Person would own fifteen percent (15%) or more of the outstanding voting equity, consolidated assets, net revenues or net income of the Company, or (e) liquidation or dissolution (or the adoption of a plan of liquidation or dissolution) of the Company or the declaration or payment of an extraordinary dividend (whether in cash or other property) by the Company.

“Action” has the meaning set forth in Section 3.8 of the Agreement.

“Affiliates” means any Person that directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise and, in any event and without limitation of the previous sentence, any Person owning fifty percent (50%) or more of the voting securities of a second Person shall be deemed to control that second Person. For the purposes of this definition, a Person shall be deemed to control any of his or her immediate family members.

“Agreement” has the meaning set forth in the preamble to the Agreement.

“Agreement of Merger” has the meaning set forth in Section 1.3 of the Agreement.

“Announcement 7 Notification” has the meaning set forth in Section 5.6(h) of the Agreement.

“Antitrust Laws” means any Laws that are designed or intended to prohibit, retrain or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediment or lessening of competition or strengthening of dominant positions through merger or acquisition.

Annex A-1

“Applicable Date” has the meaning set forth in Section 3.5(a) of the Agreement.

“August 2015 Dividend” has the meaning set forth in Section 5.1(b) of the Agreement.

“Book-Entry Shares” has the meaning set forth in Section 2.2(b) of the Agreement.

“Business Day” means a day (excluding Saturdays, Sundays and public holidays) on which commercial banks are generally open for banking business in Los Angeles, California.

“California Law” has the meaning set forth in the Background section of the Agreement.

“Capitalization Date” has the meaning set forth in Section 3.2(a) of the Agreement.

“Certificates” has the meaning set forth in Section 2.2(b) of the Agreement.

“Change” has the meaning set forth in the definition of Material Adverse Effect in this Annex A.

“Chapter 13” has the meaning set forth in Section 2.3(a) of the Agreement.

“Closing” has the meaning set forth in Section 1.2 of the Agreement.

“Closing Date” has the meaning set forth in Section 1.2 of the Agreement.

“Code” means the Internal Revenue Code of 1986, as amended, and applicable Treasury Regulations issued pursuant thereto.

“Company” has the meaning set forth in the preamble to the Agreement.

“Company Acquisition Agreement” has the meaning set forth in Section 5.7(a) of the Agreement.

“Company Adverse Recommendation Change” has the meaning set forth in Section 5.7(b) of the Agreement.

“Company Articles” means the Articles of Incorporation of the Company as amended, amended and restated and supplemented an in effect on the date hereof.

“Company Balance Sheet” means the unaudited balance sheet of the Company as of March 28, 2015, included in the Company Reports.

“Company Benefit Plan” means any material “employee benefit plan” within the meaning of Section 3(3) of ERISA, and any other material written or oral plan, agreement or arrangement involving compensation or benefits, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of fringe benefits, perquisites, incentive

Annex A-2

compensation or post-retirement compensation or post-employment compensation and all material employment, management, consulting, relocation, repatriation, expatriation, change in control, severance or similar agreements, written or otherwise, which is or has been maintained, contributed to or required to be contributed to for the benefit of, or relating to, any current or former employee, officer, director or consultant of the Company or any of its Subsidiaries or any of their respective ERISA Affiliates, or with respect to which any such party has or may have any liability.

“Company Board” means the Board of Directors of the Company.

“Company Board Recommendation” has the meaning set forth in Section 3.3(b) of the Agreement.

“Company Bylaws” means the bylaws of the Company, as amended and restated as of the date of the Agreement.

“Company Common Stock” has the meaning set forth in the Background section of the Agreement.

“Company Disclosure Schedule” has the meaning set forth in ARTICLE III of the Agreement.

“Company Equity Awards” has the meaning set forth in Section 2.4(a) of the Agreement.

“Company ESPP” has the meaning set forth in Section 2.4(g) of the Agreement.

“Company Financial Advisor” means Cowen and Company, or another financial advisor of nationally recognized reputation engaged by the Company to provide advice related to the Transactions provided that notice of the engagement is given to Parent prior to the engagement of such other financial advisor.

“Company Financial Statements” means the financial statements of the Company included in the Company Reports.

“Company Insurance Policies” has the meaning set forth in Section 3.15 of the Agreement.

“Company Material Permits” means all Permits other than such franchises, licenses, permits, authorizations and approvals the lack of which has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

“Company Non-U.S. Employee Plans” has the meaning set forth in Section 3.13(a)(16) of the Agreement.

“Company Options” has the meaning set forth in Section 2.4(a) to the Agreement.

“Company Reports” has the meaning set forth in Section 3.5(a) to the Agreement.

Annex A-3

“Company RSUs” has the meaning set forth in Section 2.4(c) to the Agreement.

“Company Shareholder Approval” has the meaning set forth in Section 3.3(a) of the Agreement.

“Company Shareholder Meeting” means a special meeting of the stockholders of the Company to be held pursuant to the California Law to consider the approval of this Agreement.

“Company Shares” has the meaning set forth in the Background section of the Agreement.

“Company Stock Plans” has the meaning set forth in Section 2.4(a) of the Agreement.

“Confidentiality Agreement” has the meaning set forth in Section 7.1 of the Agreement.

“Conflict Minerals” means columbite-tantalite (coltan), cassiterite, gold, wolframite or their derivatives, tantalum, tin and tungsten and any other minerals or derivatives that the United States Secretary of State determines after the date of this Agreement to be financing conflict in a Covered Country.

“Conflict Mineral Rule” has the meaning set forth in Section 3.25 of the Agreement.

“Consent” means the consent, approval, order or authorization of, or registration, declaration or filing with any Person.

“Continuing Employee” has the meaning set forth in Section 6.4(a) of the Agreement.

“Contract” means a legally binding contract, lease, license, indenture, note, bond, agreement, Permit, concession, franchise or other instrument.

“Covered Countries” means the Democratic Republic of the Congo and its adjoining countries, including, as of the date of this Agreement, Angola, Burundi, Central African Republic, the Republic of the Congo, Rwanda, South Sudan, Tanzania, Uganda and Zambia.

“Credit Agreement” has the meaning set forth in Section 4.7 of the Agreement.

“Credit Agreement Amendment” has the meaning set forth in Section 4.7 of the Agreement.

“D&O Insurance” has the meaning set forth in Section 6.3(c) of the Agreement.

“DOJ” has the meaning set forth in Section 5.6(e) of the Agreement

“Dissenting Shares” has the meaning set forth in Section 2.3(a) of the Agreement.

“Effective Time” has the meaning set forth in Section 1.3 of the Agreement.

“Enforceability Exceptions” has the meaning set forth in Section 9.2(a) of the Agreement.

Annex A-4

“End Date” has the meaning set forth in Section 9.2(a) of the Agreement.

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

“Environmental Law” means any Legal Requirement that requires or relates to: (a) releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment; (b) protecting resources, species, or ecological amenities; (c) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or (d) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” of an entity means any Person which is, or at any applicable time was, a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code), (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code) or (iii) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the entity.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, supplemented or otherwise modified from time to time.

“Exclusivity Period” has the meaning set forth in Section 5.7(a) of the Agreement.

“Expenses” means all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party and its Affiliates) incurred by a Party on its behalf in connection with or related to the authorization, preparation, diligence, negotiation, execution and performance of this Agreement and the Transaction Documents.

“Facilities” means any Real Property owned or leased by the Company or any of its Subsidiaries and any buildings, plants and structures thereon owned or leased by the Company or any of its Subsidiaries.

“Final Exercise Date” has the meaning set forth in Section 2.4(f) of the Agreement.

“FIRPTA Certificate” has the meaning set forth in Section 8.3(c) of the Agreement.

“FTC” has the meaning set forth in Section 5.6(e) of the Agreement.

“Government Antitrust Entity” means any Government Entity with jurisdiction over Antitrust Laws.

Annex A-5

“Governmental Entity” means any national, federal, state, provincial, local or foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal or judicial or arbitral body of competent jurisdiction, or other governmental authority or instrumentality, domestic or foreign, of competent jurisdiction.

“Hazardous Material” means any chemical, material or substance defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous waste,” “restricted hazardous waste,” or “toxic substances” or words of similar import under any applicable Law or regulations, including Environmental Laws.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976

“Indemnified Party” has the meaning set forth in Section 6.3(a) of the Agreement.

“Indemnification Contracts” has the meaning set forth in Section 6.3(a) of the Agreement.

“Intellectual Property Rights” shall have the meaning set forth in Section 3.11 of the Agreement.

“Intervening Event” means a material development or material change in circumstances with respect to the Company and its Subsidiaries, taken as a whole, occurring after the date of this Agreement, that is (i) materially more favorable to the recurring financial condition and results of operations of the Company and its Subsidiaries, taken as a whole, relative to other businesses operating in the same industry, (ii) was neither known to the Company Board nor reasonably foreseeable as of or prior to the date of this Agreement and (iii) does not relate to (A) any Acquisition Proposal, (B) the fact, in and of itself, that the Company meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date of this Agreement (provided that the exception in this clause (B) shall not prevent or otherwise affect any such development or change underlying the Company meeting or exceeding such metrics from being taken into account in determining whether an Intervening Event has occurred), or (C) any changes after the date of this Agreement in the market price or trading volume of the shares of Company Common Stock (provided that the exception in this clause (C) shall not prevent or otherwise affect any such development or change underlying such change in market price or trading value from being taken into account in determining whether an Intervening Event occurred).

“IRS” means the United States Internal Revenue Service or any successor thereto.

“Judgment” means any judgment, order or decree.

“Knowledge”, (i) with respect to the Company, means the actual knowledge of each of Alex Chiming Hui, Chi-Hung (John) Hui, and Kevin Bauer, or any fact or matter which any such individuals reasonably would be expected to learn from such individual’s direct reports in the ordinary course of customary performance of such individuals’ and such direct reports’ duties consistent with their respective title and responsibilities and (ii) with respect to Parent or the Merger Subs, means the actual knowledge, after due inquiry, of each of Keh-Shew Lu and

Annex A-6

Richard D. White or any fact or matter which any such individuals reasonably would be expected to learn from such individual’s direct reports in the ordinary course of customary performance of such individuals’ and such direct reports’ duties consistent with their respective title and responsibilities.

“Law(s)” means any law, statute, ordinance, rule, regulation, order, writ, injunction or decree.

“Legal Requirement” means any federal, state, local, municipal, provincial, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entities (or under the authority of any national securities exchange upon which securities of Parent and the Company are then listed or traded).

“Liens” means any liens, security interests, pledges, equities and claims of any kind, voting trusts, stockholder agreements and other encumbrances. Liens excludes licenses of Intellectual Property Rights.

“Material Adverse Effect” means, with respect to a Person, any event, change or effect (collectively, a “Change”) that, considered with all Changes, had a material adverse effect on the financial condition, properties, assets, liabilities, business or results of operations of such Person and its Subsidiaries, taken as a whole, provided, however, that a Change shall not be deemed a Material Adverse Effect or considered in determining whether there has occurred (or would reasonably be expected to occur) a Material Adverse Effect, if (i) such Change results from (A) general economic, regulatory or political conditions in the U.S., the PRC, the Republic of China (Taiwan) or any other nation or jurisdiction in which such Person conducts material business operations, (B) conditions generally affecting the other companies in such Person’s industry, (C) any Change caused by the announcement, pendency or performance of this Agreement, including any cancellation of or delays in customer orders, failure to obtain new customer orders, disruption in supplier, partnership, distributor, reseller or similar relationships, or loss of employees, (D) shareholder action or derivative litigation alleging (1) a breach of fiduciary duty by the Company Board relating to the negotiation, execution, delivery or performance (or disclosure with respect thereto) of this Agreement or the proposed consummation of the Merger or the other Transactions, or (2) that the Proxy Statement violates the disclosure requirements of the Exchange Act or other applicable Law (provided, however, that for this exception to apply, the Company must have complied with its obligations in Section 5.7), (E) acts of war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, sabotage or terrorism or natural disasters in any locations where such Person conducts material business operations, (F) the failure of such Person to meet internal or analysts’ financial expectations or projections (it being understood that the underlying causes of any such failure may be taken into account in determining whether a Material Adverse Effect has occurred), (G) changes in trading volume or a decline in such Person’s stock price (it being understood that the underlying causes of any such change or decline may be taken into account in determining whether a Material Adverse Effect has occurred), (H) any facts, events or circumstances that the other Parties or their respective Representatives knew or should have known prior to the date of this Agreement, (I) any actions taken or failure to take action, in each case, which (1) is required

Annex A-7

by the terms of this Agreement or (2) which Parent, with respect to the Company, or the Company, with respect to Parent, has approved, consented to or requested, or the failure to take or avoid any such action as a result of any failure to so approve, consent or request, in each case in writing and in compliance with the terms of this Agreement; (J) general financial, credit or capital market conditions, including interest rates or exchange rates; (K) any Changes resulting from a change in Law or U.S. GAAP after the date hereof; or (L) any matter expressly set forth on the Company Disclosure Schedule, with respect to the Company, or the Parent Disclosure Schedule, with respect to Parent, and (ii) with respect to clauses (A), (B), and (E), the conditions or circumstances that caused such Change do not have an impact on the Company and its Subsidiaries, taken as a whole, that is materially disproportionate to the impact such conditions or circumstances have on the other companies in the Company’s industry.

“Material Contract” means (a) a contract required to be filed with the Company Reports pursuant to Item 601 of Regulation S-K, and (b) a written Contract, as amended and supplemented to which the Company or any of its Subsidiaries is a party or by which any of their respective assets and properties is currently bound, which involve annual obligations of payment by, or annual payments to, the Company or its Subsidiaries in excess of $500,000.

“Merger” has the meaning set forth in the Background section of the Agreement.

“Merger Consideration” has the meaning set forth in Section 2.1(a) of the Agreement.

“Merger Sub” has the meaning set forth in the preamble to the Agreement.

“Money Laundering Laws” has the meaning set forth in Section 3.19 of the Agreement.

“NASDAQ” means The NASDAQ Stock Market LLC.

“Notice Period” has the meaning set forth in Section 5.7(d) of the Agreement.

“OFAC” has the meaning set forth in Section 3.22 of the Agreement.

“Option Payments” has the meaning set forth in Section 2.4(b) of the Agreement.

“Parent” has the meaning set forth in the preamble to the Agreement.

“Parent Disclosure Schedule” has the meaning set forth in ARTICLE IV of the Agreement.

“Parent Stock” means the common stock, par value $0.66 2/3 per share, of Parent.

“Parent Stock Plan” means the Parent’s 2013 Equity Incentive Plan.

“Party” or “Parties” has the meaning set forth in the preamble to the Agreement.

“Paying Agent” has the meaning set forth in Section 2.2(a) of the Agreement.

“Paying Agent Fund” has the meaning set forth in Section 2.2(1) of the Agreement.

Annex A-8

“Permits” means all governmental franchises, licenses, permits, authorizations and approvals necessary to enable a Person to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted. Permits excludes licenses of Intellectual Property Rights.

“Permitted Lien” means (a) any restriction on transfer arising under applicable securities law; (b) any Liens for Taxes not yet delinquent or being contested in good faith by appropriate proceedings for which reserves have been established if required by U.S. GAAP; (c) any statutory Liens arising in the ordinary course of business by operation of Law with respect to a liability that is not yet due and delinquent and which are not, individually or in the aggregate, significant or any statutory Liens to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations; (d) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over the Real Property which are not violated by the current use and operation of the Real Property; (e) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Real Property which do not materially impair the occupancy or use of the Real Property for the purposes for which it is currently used or proposed to be used in connection with the such relevant Person’s business; (f) Liens identified on title policies, title opinions or preliminary title reports or other documents or writings included in the public records; (g) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation; (h) Liens of lessors and licensors arising under lease agreements or license arrangements; and (i) those Liens the existence of which are disclosed in the notes to the consolidated financial statements of the Company included in the Company Reports filed prior to the date of this Agreement or those Liens set forth in the Company Disclosure Schedule.

“Person” means an individual, partnership, corporation, joint venture, unincorporated organization, cooperative or a Governmental Entity or agency thereof.

“PRC” means the People’s Republic of China, for the purposes of this Agreement, excluding the Hong Kong Special Administrative Region and the Macao Special Administrative Region and Taiwan.

“Preferred Stock” has the meaning set forth in Section 3.2(a) of the Agreement.

“Proxy Statement” has the meaning set forth in Section 3.26 of the Agreement.

“Real Estate Leases” has the meaning set forth in Section 3.10(a) of the Agreement.

“Real Property” has the meaning set forth in Section 3.10(a) of the Agreement.

“Regulation S-X” means Regulation S-X promulgated under the Securities Act.

“Representatives” of any Party means such Party’s employees, accountants, auditors, actuaries, counsel, financial advisors, bankers, investment bankers and consultants and any other Person acting on behalf of such Party.

“RSU Payments” has the meaning set forth in Section 2.4(c) of the Agreement.

Annex A-9

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, supplemented or otherwise modified from time to time.

“Specified Governmental Entity” means (i) any state or federal court in the State of California; (ii) any United States federal regulatory or administrative agency (including, without limitation, the DOJ and the FTC); (iii) the Ministry of Commerce of the PRC, the National Development and Reform Commission of the PRC and the State Administration of Foreign Exchange of the PRC; and (iv) any federal or national Governmental Entity in Taiwan.

“Specified Subsidiaries” has the meaning set forth in Section 4.7 of the Agreement.

“Subsidiary” means with respect to a Person an entity if (a) such Person directly or indirectly owns, beneficially or of record, an amount of voting securities or other interests in such entity that is sufficient to enable such Person to elect at least a majority of the members of such entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests of such entity such that its financial results are consolidated with such other Person.

“Superior Proposal” means a bona fide written Acquisition Proposal (with all references to “fifteen percent (15%)” in the definition of Acquisition Proposal being treated as references to “fifty percent (50%)” for these purposes) that the Company Board determines in good faith (after consultation with outside legal counsel and the Company Financial Advisor) is more favorable from a financial point of view to the holders of the Company Shares than the Transactions contemplated by this Agreement, taking into account any revisions to the terms of this Agreement and the Merger agreed to by Parent during the Notice Period set forth in Section 5.7(f)(1).

“Surviving Corporation” has the meaning set forth in Section 1.1 of the Agreement.

“Tangible Personal Property” has the meaning set forth in Section 3.10(b) of the Agreement.

“Tax(es)” includes any and all federal, state, local and foreign taxes and other charges in the nature of a Tax imposed by any Governmental Entity, including taxes that are or are based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, gains, franchise, withholding, payroll, recapture, employment, excise, unemployment, insurance, social security, business license, occupation, business organization, stamp, environmental and property taxes, together with all interest, penalties and additions imposed with respect to such amounts.

“Tax Return” means any report, return, information statement or other form or document (including all schedules, exhibits and other attachments thereto and amendments thereof) filed or required to be filed with any Governmental Entity in connection with any Tax (including estimated Taxes).

“Termination Fee” means $15,000,000.

Annex A-10

“Trade Secrets” means all trade secrets under applicable Law and other rights in know-how and confidential or proprietary information, processing, manufacturing or marketing information, including new developments, inventions, processes, ideas or other proprietary information, in each case, that provides advantages over competitors who do not know or use it, derives independent economic value from not being generally known and not being easily ascertainable by proper means by others, and are subject to commercially efforts to maintain their secrecy.

“Transaction Documents” means this Agreement and any other agreement or document to be delivered by the Parties on the Closing Date.

“Transactions” means any transactions contemplated by this Agreement or any Transaction Document.

“U.S.” or “United States” means the United States of America.

“U.S. GAAP” means generally accepted accounting principles of the United States.

“Unvested Options” has the meaning set forth in Section 2.4(b) of the Agreement.

“Unvested Company RSUs” has the meaning set forth in Section 2.4(c) of the Agreement.

“Unvested RSU Payments” has the meaning set forth in Section 2.4(c) of the Agreement.

“Unvested Unexercised Shares” has the meaning set forth in Section 2.4(b) of the Agreement.

“Vested Company RSUs” has the meaning set forth in Section 2.4(c) of the Agreement.

“Vested Options” has the meaning set forth in Section 2.4(b) of the Agreement.

“Vested RSU Payments” has the meaning set forth in Section 2.4(c) of the Agreement.

“Vested Unexercised Shares” has the meaning set forth in Section 2.4(b) of the Agreement.

“Voting Agreement” means an agreement in the form of Exhibit C to this Agreement.

“VWAP of Parent Stock” means the volume weighted average price of Parent Stock on Nasdaq for a twenty (20) trading day period, starting with the opening of trading on the twenty-first (21st) trading day prior to the Closing Date to the closing of trading on the second to last trading day prior to the Closing Date, as reported by Bloomberg and determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

Annex A-11